QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 30, 2012

Dear Shareholder,

        You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Charles River Laboratories International, Inc. to be held at 8:30 a.m. on Tuesday, May 8, 2012, at Wyndham Boston Andover, 123 River Road, Andover, MA 01810.

        At the Annual Meeting, ten persons will be elected to our Board of Directors. We will also hold a vote on an advisory resolution on our executive compensation and ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012. Finally, a shareholder has proposed a resolution as described in this Proxy Statement. Our Board of Directors recommends the approval of the proposals to elect the ten directors, the advisory vote on our executive compensation, and to ratify the selection of PricewaterhouseCoopers LLP. Our Board of Directors recommends that you vote against the shareholder proposal. Such other business will be transacted as may properly come before the Annual Meeting.

        Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, we urge you to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                      Sincerely,

                      James C. Foster

                      Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 8, 2012.

        This Proxy Statement and our Annual Report to Shareholders are available at
www.criver.com/annual2012.

        In addition, our Annual Report on Form 10-K for fiscal year 2011 can be found on the same website.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 8, 2012

To the Shareholders of
Charles River Laboratories International, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Charles River Laboratories International, Inc., a Delaware corporation, will be held on Tuesday, May 8, 2012, at Wyndham Boston Andover, 123 River Road, Andover, MA 01810, at 8:30 a.m., for the following purposes:

  1.
  To elect the ten persons named in this proxy statement as members to our Board of Directors to hold office until the next Annual Meeting of Shareholders.

  2.
  To approve an advisory resolution on our executive compensation.

  3.
  To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012.

  4.
  To vote on a shareholder proposal described in this proxy statement if properly presented at this meeting.

  5.
  To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

        The Board of Directors has fixed the close of business on March 16, 2012 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

        All shareholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders and those holding proxies from shareholders.

        An admission ticket and government-issued picture identification will be required to enter the meeting. Any individual arriving without an admission ticket will not be admitted to the meeting unless it can be verified that the individual is a Charles River stockholder as of the record date for the meeting. Shareholders may obtain an Annual Meeting ticket by writing to Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please indicate that in your request. If your shares are held by a bank, broker or nominee, you must enclose evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis.

By Order of the Board of Directors

David P. Johst Corporate Secretary

March 30, 2012

        Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
251 Ballardvale Street
Wilmington, MA 01887
(781) 222-6000

PROXY STATEMENT
For Annual Meeting of Shareholders
To be Held May 8, 2012

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Charles River Laboratories International, Inc., a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at Wyndham Boston Andover, 123 River Road, Andover, MA 01810 on Tuesday, May 8, 2012, at 8:30 a.m., and any adjournments thereof (the Meeting). The Notice of Meeting, this Proxy Statement, the enclosed proxy card and our Annual Report to Shareholders for the year ended December 31, 2011 are being mailed to shareholders on or about March 30, 2012. Copies of these documents may also be obtained free of charge through our website at www.criver.com/annual2012.

        When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy, the shares represented thereby will be voted "FOR" the election of the Board's nominees as directors, the advisory vote on executive compensation, and the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012, and "AGAINST" the shareholder proposal, as described in this Proxy Statement.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Meeting. Votes of shareholders of record who are present at the Meeting in person or by proxy, abstentions, and broker non-votes are counted as present or represented at the Meeting for purposes of determining whether a quorum exists.

        If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. Brokers may not vote without specified instruction in the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), and the shareholder proposal, as described in this proxy statement (Proposal 4), but may cast discretionary votes in the ratification of the independent registered public accounting firm (Proposal 3). If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is considered to be a "broker non-vote" on that matter.

        The close of business on March 16, 2012 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Meeting. As of the close of business on March 16, 2012, we had 49,086,079 shares of common stock outstanding and entitled to vote. Holders of common stock at the close of business on the record date are entitled to one vote per share on all matters to be voted on by shareholders.

        An admission ticket and government-issued picture identification will be required to enter the meeting. Any individual arriving without an admission ticket will not be admitted to the meeting unless it can be verified that the individual is a Charles River stockholder as of the record date for the meeting. You may obtain the Annual Meeting ticket by writing to Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please indicate that in your request. If your shares are held by a bank, broker or nominee, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis, and an admission ticket and government issued picture identification will be required to enter the meeting.

        The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by us. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile and personal solicitation by our directors, officers or employees. No additional compensation will be paid for such solicitation. We have retained Georgeson Inc. to assist in the solicitation of proxies at a cost of approximately $8,500 plus reimbursement of expenses.

Votes Required

        Nominees for election as directors at the Meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting. Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote. The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012, will also constitute the shareholders' non-binding approval with respect to our executive compensation program and will constitute approval of the shareholder proposal as described in this Proxy Statement.

        Shares which abstain from voting as to a particular matter and broker non-votes will not be voted in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, broker non-votes and abstentions will generally have no effect on the voting on any matter that requires the affirmative vote of a plurality or a majority of the shares cast on the matter.

PROPOSAL ONE
ELECTION OF DIRECTORS

        Under our By-laws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, but may be increased or decreased either by the shareholders or by the majority of directors then in office. Directors serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

        The Board of Directors has voted to nominate Mr. James C. Foster, Mr. Robert J. Bertolini, Mr. Stephen D. Chubb, Dr. Deborah T. Kochevar, Mr. George E. Massaro, Dr. George M. Milne, Jr., Mr. C. Richard Reese, Dr. Samuel O. Thier, Mr. Richard F. Wallman and Mr. William H. Waltrip for election at the Meeting. There are no family relationships between any of our directors or executive officers.

        Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in that nominee's place. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

        The Board unanimously recommends a vote "FOR" the election of each of these nominees for directors.

 NOMINEES FOR DIRECTORS

        The following table provides information as of the date of this Proxy Statement about each nominee. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business or scientific acumen and an ability to exercise sound judgment, as well as a commitment of service to Charles River and our Board.

Name and Age as of the 2012 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

James C. Foster	61
Joined us in 1976 as General Counsel. Over the past 35 years, Mr. Foster has held various staff and managerial positions. Mr. Foster was named President in 1991, Chief Executive Officer in 1992 and Chairman in 2000. Mr. Foster has been a director since 1989.

		Mr. Foster was selected to serve as a director on our Board due to his role as our Chief Executive Officer, his depth of knowledge of us and our operations, his acute business judgment, extensive familiarity with the research model and contract research preclinical services businesses in which we compete, and his lengthy tenure with us.

Robert J. Bertolini	50
Retired from Schering-Plough Corp. following its merger with Merck & Co. in November 2009. From November 2003 until November 2009, Mr. Bertolini served as Executive Vice President and Chief Financial Officer at Schering-Plough, with responsibility for tax, accounting and financial asset management. Prior to joining Schering-Plough, Mr. Bertolini spent 20 years at PricewaterhouseCoopers LLP, ultimately leading its global pharmaceutical industry practice. Mr. Bertolini also serves as a director of ElectroCore LLC and Actelion Pharmaceuticals Ltd. He served as a director of Genzyme Corporation until its merger with Sanofi-Aventis in 2011. Mr. Bertolini has been a director since January 2011.

		Mr. Bertolini's qualifications to serve as a director include his industry and financial expertise. He has extensive experience in building world-class finance and information technology functions and in leading business development and strategy. Having joined Schering-Plough at a time when it was facing challenges across several areas, Mr. Bertolini was part of the team that turned Schering-Plough around and drove strategic decisions. He has had responsibility for key financial areas including tax, accounting and financial asset management, and extensive experience in audit, financial controls and corporate governance. He has expertise in working with small and large health care companies on initial public offerings, licensing and other strategic issues. As a result of his extensive background in public accounting and prior experience as a public company Chief Financial Officer, Mr. Bertolini qualifies as an "audit committee financial expert" under SEC guidelines.

Name and Age as of the 2012 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Stephen D. Chubb	68
Former President and Chief Executive Officer of Allegro Diagnostics, Inc., a molecular diagnostics company focused on the development and future sale of innovative genomic tests for the diagnosis, staging and guided treatment of lung cancer and lung diseases. Mr. Chubb was Chairman and Chief Executive Officer of Matritech, Inc., a leading developer of proteomics-based diagnostic products for the early detection of cancer, from its inception in 1987 until December 2007. Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Corp. Mr. Chubb presently serves as a Special Limited Partner of Catalyst Healthcare Ventures, a venture investment firm specializing in medical devices and diagnostic products. Mr. Chubb served as Chairman of the Board of Trustees of Mount Auburn Hospital in Cambridge, Massachusetts from 2006 to 2010 and was a director of Caregroup Healthcare System. He is currently a director of Allegro Diagnostics Corp., Immunetics, Inc. and Codevax Inc. Mr. Chubb has been a director since 1994.

		Mr. Chubb brings to the Board a wealth of industry and business expertise, drawing upon his 30-year history as a CEO/president and board member at a variety of public and private life sciences companies. The Board benefits particularly from Mr. Chubb's strong biotechnology industry expertise, and he also brings a valued perspective given his service to hospitals and healthcare providers. In addition, as a result of his background as a certified public accountant and prior service as a public company CFO, Mr. Chubb qualifies as an "audit committee financial expert" under SEC guidelines.

Deborah T. Kochevar, Ph.D, D.V.M.	55

Dean of the Cummings School of Veterinary Medicine at Tufts University since 2006. Previously, Dr. Kochevar was a long-time faculty member and administrator at the College of Veterinary Medicine and Biomedical Sciences, Texas A&M University, where she held the Wiley Chair of Veterinary Medical Education. Dr. Kochevar is a past-president of the American College of Veterinary Clinical Pharmacology and is active in the American Veterinary Medical Association, having chaired its Council on Education and the Educational Commission for Foreign Veterinary Graduates. Dr. Kochevar has been a director since October 2008.

		Dr. Kochevar was selected to the Board in recognition of her distinct perspective as a highly distinguished academic and educator in the life sciences. As a boarded diplomate of the American College of Veterinary Clinical Pharmacology, with a Ph.D. in cell and molecular biology combined with a D.V.M. degree, and a deep knowledge base of comparative medicine and complex animal models, Dr. Kochevar's training and experience is particularly suited to understanding and providing insights into the veterinary medical, contract research and drug development support activities we conduct. Dr. Kochevar also provides the Board with current industry and scientific insights through her on-going involvement in a broad array of biomedical professional and trade organizations.

Name and Age as of the 2012 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

George E. Massaro	64
Director and Vice Chairman of Huron Consulting Group, Inc., a management consulting company, since May 2010. Mr. Massaro was non-Executive Chairman of the Board of Huron Consulting Group from July 2009 to May 2010, Director and Vice Chairman of Huron Consulting Group since June 2004 (Vice Chairman since March 2005), Chief Operating Officer of Huron Consulting Group, Inc. and Huron Consulting Services LLC from June 2003 until March 2005, and Managing Director of Huron Consulting Services LLC from August 2002 to May 2003. He was the Managing Partner of Arthur Andersen's New England practice from 1998 to 2002. Mr. Massaro also serves as a director of Eastern Bank Corporation, an independent mutual bank holding company in New England. Mr. Massaro has been a director since 2003.

		Mr. Massaro has more than 35 years of accounting and auditing experience with expertise in a broad range of areas. As a former managing partner of a major accounting firm, Mr. Massaro brings a deep knowledge of financial reporting, auditing and tax matters applicable to a variety of industries. Mr. Massaro also provides business acumen from his numerous senior positions at Huron Consulting, as well as his service on boards of other companies. As a result of his extensive background in public accounting and prior experience at Arthur Andersen, Mr. Massaro qualifies as an "audit committee financial expert" under SEC guidelines.

George M. Milne, Jr., Ph.D.	68
Venture partner of Radius Ventures LLC since 2003. Dr. Milne retired from Pfizer Inc. in 2002 after working there since 1970 in management positions, including as Executive Vice President, Pfizer Global Research and Development, President, Worldwide Strategic Sales and Operations Management, President of Central Research with global responsibility for Pfizer's Human and Veterinary Medicine Research and Development, and member of the Pfizer Management Council. Dr. Milne is a director of Mettler-Toledo International, Inc. and Athersys, Inc. and also serves on the boards of several private companies and charitable organizations. He was previously a director of MedImmune,  Inc. from 2005-2007, Aspreva Pharmaceutical Corporation from 2004-2007, and Conor Medsystems, Inc. from 2003-2006. Dr. Milne has been a director since 2002.

		With his strong scientific background (including a Ph.D. in Organic Chemistry), his long tenure at Pfizer Inc., his work as a venture partner with Radius Ventures and through his service on multiple life science boards, Dr. Milne has a deep understanding of R&D processes and the services, tools and technologies used in the life sciences industry, and supplies particular insights into industry drivers as well as the concerns and perspectives of the consumers of our products and services. In addition, he has had exposure to strategic and operational issues relevant to board leadership through his prior role at Pfizer and at other public and private company boards. Dr. Milne also brings unique industry perspective from his biomedical venture capital activities through Radius Ventures.

Name and Age as of the 2012 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

C. Richard Reese	66
Chairman and Chief Executive Officer of Iron Mountain Incorporated, a global public information protection and storage company. Mr. Reese originally served as the Chief Executive Officer of Iron Mountain since from 1981-2008, and served as its Chairman from 1995-2008 and as Executive Chairman between June 2008 and April 2011. Mr. Reese has been a director since 2007.

		Mr. Reese is a proven global business leader who, from the time he joined Iron Mountain as its president in 1981 with only $3 million in annual revenue, developed it into a global company with over $3.0 billion in revenue and more than 100,000 corporate customers. As a member of our Board, Mr. Reese provides us with invaluable guidance and advice, particularly in the areas of strategic execution, customer service and innovation, drawing upon his extensive experience, entrepreneurial spirit and proven track record.

Samuel O. Thier, M.D.	74
Professor of Medicine and Health Care Policy, Emeritus at Harvard Medical School, Massachusetts General Hospital. In December 2002, Dr. Thier retired from the position of Chief Executive Officer of Partners HealthCare System, Inc., which he had held since July 1996. He served as President of Partners HealthCare System, Inc. from 1994 to 1996, Chief Executive Officer of MGH Corporation from 1994 to 1997, President of Massachusetts General Hospital from 1994 through 1996, and as President of Brandeis University from 1991 to 1994. He served as President of the Institute of Medicine, National Academy of Sciences, and is a Fellow of the American Academy of Arts and Sciences. Dr. Thier has served as a director of Merck & Co., Inc. (1994-2010), the Federal Reserve Bank of Boston and a trustee of The Commonwealth Fund. Dr. Thier is a director of the Foundation for the National Institutes of Health, and a member of the Boards of Overseers of TIAA-CREF, Cornell University Weill Medical College and the Heller School for Social Policy and Management at Brandeis University. Dr. Thier also serves as a member of the Board of Dean's Advisors of the Harvard School of Public Health. Dr. Thier has been a director since 2000.

		Dr. Thier brings extensive leadership skills to the Board. In addition to his life sciences expertise, which has included senior positions in commercial, academic and healthcare environments, Dr. Thier has served in leadership roles at entities as diverse as Brandeis University and the Federal Reserve Bank of Boston. Dr. Thier also provides the Board with substantive guidance as he is a recognized authority in the areas of national health policy, medical education and biomedical research.

Name and Age as of the 2012 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Richard F. Wallman	60
From 1995 through 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc. (prior to its merger with Honeywell). He is also a member of the boards of directors of Ariba, Inc., Convergys Corporation, Roper Industries Inc., Tornier B.V., and Dana Holding Corporation and in the past five years has served as a member of the boards of Avaya, Inc., Lear Corporation, Hayes-Lemmerz International, Inc. and ExpressJet Holdings, Inc. Mr. Wallman has been a director since January 2011.

		Mr. Wallman's leadership experience, including CFO, financial and outside board experience provide him with an informed understanding of the financial issues and risks that affect us.

William H. Waltrip	74
Retired Chairman and Chief Executive Officer of Bausch & Lomb, Incorporated. Mr. Waltrip was Chairman of the Board of Directors of Technology Solutions Company from 1993 to 2003. Mr. Waltrip served as Chief Executive Officer of Technology Solutions Company, as Chairman and Chief Executive Officer of Biggers Brothers, Inc., and as President and Chief Operating Officer of IU International Corporation. He was President, Chief Executive Officer and a director of Purolator Courier Corporation and was a director of Bausch & Lomb and Thomas & Betts Corporation. He is a director of Theravance, Inc. Mr. Waltrip has been a director since 1996.

		Mr. Waltrip is an experienced business leader with the skills necessary to be our Lead Director. Aside from his lengthy tenure as one of our directors, during which he has been instrumental in overseeing our growth and expansion, Mr. Waltrip has served as chairman and/or CEO of a number of public companies in a variety of industries. Specific to his strong capabilities to serve as Lead Director, Mr. Waltrip has served on audit, compensation and governance committees, providing a deep understanding of all of the elements of public company director service.

Corporate Governance

        We are committed to operating our business with integrity and accountability. We aim to meet or exceed all of the corporate governance standards established by the New York Stock Exchange (NYSE), the Securities and Exchange Commission (SEC), and the federal government as implemented by the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Each of our Board members, other than Mr. Foster who is also our Chief Executive Officer and President, is independent and has no significant financial, business or personal ties to us or management, and all of our required Board committees are composed of independent directors. Our Board adheres to our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which have been communicated to employees and posted on our website. We are diligent in complying with established accounting principles and are committed to providing financial information that is transparent, timely and accurate. We have a Related Person Transactions Policy in order to promote the timely identification of transactions with related persons (as defined by the SEC) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. We have established global processes through which employees, either directly or anonymously, can notify management (and the Audit Committee of the Board of Directors) of alleged accounting and auditing concerns or violations including fraud. Our internal Disclosure Committee meets regularly and operates pursuant to formal disclosure procedures and guidelines to help ensure that our public disclosures, including our periodic reports filed with the SEC, earnings releases and other written information that we disclose to the investment community, are accurate and timely. We will continue to monitor developments in the law and stock exchange regulations and will adopt new procedures consistent with new legislation or regulations. Copies of our Corporate Governance Guidelines, Code of Business Conduct and Ethics and our Related Person Transactions Policy are available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

  Contacting the Board of Directors

        In order to provide shareholders and other interested parties with a direct and open line of communication to the Board of Directors, we adopted the following procedures for communications to directors. Shareholders and other interested parties may contact the independent members of the Board of Directors through its Lead Director, William H. Waltrip, by writing to Mr. Waltrip, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887, or by email at CRLLeadDirector@crl.com. All communications received in this manner will be kept confidential and relevant information will be forwarded by the Corporate Secretary to the Lead Director or to other directors if the communication is so directed. Items that are unrelated to a director's duties and responsibilities as a Board member may be excluded by the Corporate Secretary including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. Any communication so excluded will be made available to any independent director upon request.

  Director Qualification Standards; Director Independence

        Our Board has adopted a formal set of Director Qualification Standards (Standards) with respect to the determination of director independence. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm. In accordance with these Standards, we must determine that the director has no material relationship with us other than as a director. The Standards also prohibit Audit Committee members from any direct or indirect financial relationship with us, and restrict commercial relationships of all directors with us. Directors may not be given personal loans or extensions of credit by us, and all directors are required to deal at arm's length with us and our subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest. The Board has determined that nine of the ten directors standing for re-election to the Board are independent under these Standards. The Board has determined that Mr. Foster does not qualify as an independent director due to his employment as our Chief Executive Officer and President. As a result, Mr. Foster is not a member of any committee of the Board, except the Strategic Planning and Capital Allocation Committee and the Executive Committee, although he is often invited to attend the meetings of the other committees.

        In the course of the Board's determining the independence of each director other than Mr. Foster, it considered any transactions, relationships and arrangements as required by the Standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for:

  •
  each of our non-employee directors, the annual amount of sales to and/or purchases from any organization where he or she serves as an executive officer; and

  •
  Dr. Kochevar, the annual amount of sales (net of any charitable contributions made by us) to and/or purchases from the academic institution where she serves as dean of the School of Veterinary Medicine.

In all such evaluations, we determined that the applicable amounts were below the greater of (1) $1 million or (2) two percent (2%) of the consolidated gross annual revenues of each of those organizations.

        In addition, with respect to all of our non-employee directors, the Board considered the amount of our discretionary charitable contributions to organizations where he or she serves as an officer, director or trustee, and determined that our contributions constituted less than the greater of $1 million or two percent (2%) of such organization's total annual gross revenues during the organization's last three completed fiscal years.

        In conducting this analysis, the Board considered all relevant facts and circumstances, utilizing information derived from our books and records and responses to questionnaires completed by the directors in connection with the preparation of this Proxy Statement. For information about the entities our non-employee directors serve or have served as either (1) an executive officer or (2) an officer, director or trustee of a charitable institution, you are directed to see their biographies adjacent to their pictures above in this Proxy Statement.

        The independent members of the Board of Directors typically meet in executive sessions following each regularly scheduled meeting of the full Board of Directors. Mr. Waltrip, the Lead Director, has been chosen by the Board to preside at the executive sessions of the non-management directors. Mr. Foster does not attend such executive sessions of the Board. The full text of our Director Qualification Standards is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption, within our Corporate Governance Guidelines.

The Board of Directors and its Committees

  Board Leadership Structure and the Role of the Board of Directors in Risk Oversight

        We are led by Mr. James C. Foster, who has served as Chief Executive Officer since 1992 and Chairman of the Board of Directors since 2000. Our Board of Directors is currently comprised of Mr. Foster and nine independent directors.

        It is our current practice that the positions of Chairman of the Board and CEO be held by the same person, except in unusual circumstances. We believe that this leadership structure has been effective for us. Our Corporate Governance Guidelines require the election, by the independent directors, of a Lead Director who is designated by the Board, based on the recommendation of the Corporate Governance and Nominating Committee. The Lead Director helps to provide independent oversight and is responsible in ensuring that the Board is acting in conformity with good corporate governance practices and in our long-term best interests. In furtherance of these responsibilities, the Lead Director (1) advises the Chairman of the Board in the logistics of scheduling and setting agendas for Board and committee meetings, (2) develops agendas for and presides over executive sessions of the Board's non-management directors, and (3) assists the Board and the Corporate Governance and Nominating Committee in monitoring and implementing our Corporate Governance Guidelines.

        We believe that having a combined chairman/CEO, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for us. Combining the chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. At the same time, we have the benefit of oversight of our operations by experienced independent directors who have appointed a Lead Director and independent committee chairs. This combination has served us well for many years and we have found it to be an efficient and effective leadership model for us. The Board selects our CEO and Chairman in the manner that it determines to be in the best interests of our shareholders. From time to time, and at least annually, the Corporate Governance and Nominating Committee conducts an assessment of this leadership structure.

        The Board oversees our risk oversight process and performs this oversight role using several different levels of review. In connection with its reviews of the operations of our business units and corporate functions, particularly during the annual strategic planning sessions, the Board is informed of the primary risks associated with those units and functions. Principally, the Board satisfies its responsibility through regular reports by each committee chair regarding such committee's consideration and actions, as well as through receiving regular reports directly from officers responsible for oversight of our particular risks, including operational, financial, legal, regulatory, strategic and reputational risks. Such reporting enables the Board to understand our risk identification, risk management and risk mitigation strategies.

        Areas of risk oversight which generally remain at the Board level and are not delegated to any Committee include risks related to our operational regulatory matters (such as quality control and humane care) and significant business decisions. The Board satisfies this oversight responsibility through regular reports from our officers responsible for each of these risk areas as well as through periodic progress reports from officers on our critical on-going initiatives. The Board also consults periodically with outside financial advisors.

        Each of the Board's committees oversees the management of our risks that fall within the committee's areas of responsibility. A description of each committee's risk oversight focus is below. In performing this function, each committee has full access to management, as well as the ability to engage advisors. When a committee receives a report or update regarding an area of potential risk to us, the Chairman of the relevant committee determines whether it is materially significant enough to report on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

  Audit Committee and Financial Experts

        The Audit Committee met seven times in 2011. During 2011, the members of the Audit Committee included Messrs. Bertolini, Chubb, Massaro, and Waltrip. Mr. Waltrip rotated off of the Audit Committee after the 2011 annual meeting of shareholders, and Mr. Bertolini rotated onto the Audit Committee at that time. The Board of Directors has unanimously determined that Messrs. Bertolini, Chubb, and Massaro qualify as "audit committee financial experts" under Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934 and the NYSE regulations. In addition, the Board of Directors has determined that each of the members of the Audit Committee is "independent" under the rules of the NYSE and the SEC. The Audit Committee is responsible for the engagement of our independent registered public accounting firm; reviewing the plans and results of the audit engagement with our independent registered public accounting firm; approving services performed by and the independence of our independent registered public accounting firm; considering the range of audit and non-audit fees; discussing with our independent registered public accounting firm regarding the adequacy of our internal controls over financial reporting; and reviewing annual and quarterly financial statements. The Audit Committee is also responsible for administering our Related Persons Transaction Policy. A copy of the Audit Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        As part of its charter and as required by the NYSE, the Audit Committee discusses our policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps that have been taken to monitor and control these exposures. The Audit Committee assumes primary oversight responsibility for our risk management framework as it applies to our financial reporting and operations, including the identification of the primary risks to our business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions through participation and monitoring of the development of the annual external and internal audit plans. The Audit Committee is particularly responsible for oversight of our risks relating to accounting matters, financial reporting (including tax, legal and related regulatory compliance), financial policies and cash management. The head of our internal audit department, who functionally reports to the Audit Committee, assists us in identifying and evaluating risk management controls and methodologies to address identified risks. At each of its regularly scheduled meetings, the Audit Committee meets in executive session with representatives from our independent registered public accounting firm. The Audit Committee also has direct interaction with our Chief Financial Officer (who is also our chief accounting officer), General Counsel, and other members of management. In addition to the items mentioned above, the Committee also receives regular reports regarding issues such as the status of material litigation, allegations of accounting and auditing concerns or fraud, and related party transactions.

  Compensation Committee

        The Compensation Committee met three times during 2011 and was comprised of the following members: Dr. Kochevar, and Messrs. Reese and Waltrip and Mr. Douglas Rogers. Mr. Rogers' term as director concluded on May 10, 2011. Our Board of Directors has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE and the SEC. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for us in light of all relevant circumstances and which provide incentives that further our long-term strategic plan and are consistent with our culture and the overall goal of enhancing shareholder value. The Compensation Committee reviews compensation structure, policies, and programs to ensure (1) that legal and fiduciary responsibilities of the Board of Directors are carried out and (2) that such structure, policies and programs contribute to our success. In addition, the Compensation Committee reviews, approves and makes recommendations on our compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee determines and approves the compensation of the CEO and reviews the CEO's recommendations on compensation for all of our executive officers, and approves such compensation when determined. As discussed below under "Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process," other than Mr. Foster and Mr. David P. Johst, our Corporate Executive Vice President, Human Resources, General Counsel and Chief Administrative Officer, none of our executive officers play a significant, ongoing role in assisting the Compensation Committee in setting executive compensation (or, with respect to the Corporate Governance and Nominating Committee, director compensation). The Compensation Committee also administers our equity incentive plans. A copy of the Compensation Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Compensation Committee is responsible for risks relating to employment policies and our general compensation and benefits systems. The Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. To assist it in satisfying these oversight responsibilities, from time to time the Committee has retained its own outside compensation consultants and it meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Between formal Committee meetings, the Committee chair also meets regularly with management and the Committee's outside consultants. In addition, at the direction of the Compensation Committee, Mr. Johst and his staff annually conduct a review of our overall compensation programs.

        The Compensation Committee engaged both Pearl Meyer & Partners (PM&P) and Pay Governance, LLC (Pay Governance) as independent compensation consultants to advise the Compensation Committee on matters related to our senior executives' total cash compensation and long-term incentive compensation during 2011. Our Human Resources department assisted in coordinating the selection process that resulted in the engagement of both PM&P and Pay Governance. Accordingly, Mr. Johst, as the executive officer responsible for our Human Resources department, as well as Mr. Foster, each provided input during the selection process.

        For fiscal year 2011 compensation determinations, PM&P assisted the Compensation Committee with the following:

  •
  preliminary assessment of our peer competitor group;

  •
  input on our competitive market data for our executives and observations on program design, including pay philosophy, pay levels, and incentive pay mix; and

  •
  development of target long-tem incentive award values for all levels of employees eligible for such awards, including our senior executives.

        For fiscal year 2012 compensation determinations, Pay Governance assisted the Compensation Committee in the fall of 2011 with the following:

  •
  development and validation of our new peer competitor group; and

  •
  development and validation of a regression technique to assess executive pay against the new peer group market benchmarks.

        Except as described above, we did not receive any other services from the outside consultants, nor have we utilized the services of any other compensation consultant in matters affecting senior executive or director compensation. All PM&P and Pay Governance fees are approved for payment by the Chairman of the Compensation Committee.

  Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee met two times during 2011. The members of the committee included Drs. Kochevar, Milne and Thier, and Messrs. Chubb, Reese and Waltrip. Mr. Reese rotated off the Corporate Governance and Nominating Committee after the 2011 annual meeting of shareholders. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee is "independent" under the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, participation and size of the Board, changes in the organization and procedures of the Board, the processes used by the Board in its self-assessment, and compensation (including equity compensation) of non-employee directors. The Corporate Governance and Nominating Committee oversees matters of corporate governance, including Board performance and director education, and considers and selects director nominees, including those submitted by shareholders in accordance with the by-laws for recommendation to the Board. The Corporate Governance and Nominating Committee also recommends directors for appointment to committees of the Board. Typically, committee rotations are determined in February, made effective immediately following the annual meeting of shareholders, and are reevaluated on a yearly basis. The Corporate Governance and Nominating Committee oversees our Corporate Governance Guidelines and Code of Business Conduct and Ethics. A copy of the Corporate Governance and Nominating Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Corporate Governance and Nominating Committee is responsible for oversight of risks relating to Board succession planning, ethics practices, matters addressed in our Corporate Governance Guidelines, and other corporate governance issues, particularly to the extent any of these could affect our operations and strategic decisions. To satisfy these oversight responsibilities, the Committee receives assistance and reports from our senior management from time to time.

        The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to pending retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, executive officers, professional search firms, shareholders or other persons. All candidates complete a nominee questionnaire that solicits information regarding the nominee's background, board experience, industry experience, independence, financial expertise, and other relevant information and are interviewed by at least one member of the Corporate Governance and Nominating Committee. These candidates are discussed at regular or special meetings of the Committee, and may be considered at any point during the year. As described below, the Corporate Governance and Nominating Committee considers properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee also reviews materials provided by professional search firms or other parties. The Corporate Governance and Nominating Committee evaluates the candidates based on the minimum qualifications described below as well as the criteria set forth in our Corporate Governance Guidelines. In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to recommend to shareholders a group that can best oversee our success and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas.

  Strategic Planning and Capital Allocation Committee

        In February 2011, our Board established the Strategic Planning and Capital Allocation Committee. The Committee is responsible for reviewing our capital structure, financial strategies, major acquisitions and investment policies to support prudent and effective capital allocation. Members of the committee in 2011 were Mr. Bertolini, Mr. Wallman, Mr. Foster and Mr. Reese. The Strategic Planning and Capital Allocation Committee is responsible for oversight of risks relating to material financial decisions, credit policies and ratings, investment strategies, and our debt and equity structure. To satisfy these oversight responsibilities, the Committee receives assistance and reports from our senior management from time to time.

  Board Nomination Process

        The Corporate Governance and Nominating Committee adopted criteria regarding the qualifications required for Board nominees, which can be found in our Corporate Governance Guidelines. These criteria are designed to assure that the Board of Directors is composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. The primary consideration in the selection and retention of Directors is their respective ability to fairly represent the interests of our stakeholders. Diversity in business background, area of expertise, skills, educational background, gender, national origin and ethnicity are also considered, as well as other factors that can provide the Board with a range of informative viewpoints and perspectives. The criteria for director nominees include: the candidate's professional experience and personal accomplishments; the candidate's independence from us and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate's ability to function as a member of a diverse group; and the candidate's understanding of the Board's governance role. In addition, the Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to shareholders a group that can best oversee the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. In determining whether to recommend a director for re-election, the director's past attendance at meetings and participation in and contributions to the activities of the Board is also taken into consideration.

        The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. Shareholders may submit director recommendations to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. Pursuant to our bylaws, recommendations for consideration of nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date of our Proxy Statement released to shareholders in conjunction with the previous year's meeting. For information about submitting shareholder proposals, including director nomination proposals, please see the section of this Proxy Statement entitled "Shareholder Proposals for 2013 Proxy Statement."

  Meeting Attendance

        All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. All members of the Board serving at that time attended the 2011 Annual Meeting of Shareholders. During 2011 there were six meetings of the Board of Directors. Each director attended 75% or more of the aggregate number of Board meetings and the committee meetings of the Board on which he or she served during 2011.

2011 Director Compensation

        We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors while aligning the interests of directors with the interests of shareholders by linking a portion of their compensation to stock. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill level required by us of members of the Board.

        The following table sets forth all of the compensation awarded to, earned by, or paid to our directors for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert Bertolini(5)	69,750	229,444	228,003	—	527,197
Richard Wallman(5)	56,000	229,444	228,003	—	513,447
William H. Waltrip	90,000	91,816	91,796	—	273,612
George E. Massaro	80,000	91,816	91,796	—	263,612
George M. Milne, Jr.	70,000	91,816	91,796	—	253,612
Stephen D. Chubb	65,000	91,816	91,796	—	248,612
Samuel O. Thier	60,000	91,816	91,796	—	243,612
C. Richard Reese	60,000	91,816	91,796	—	243,612
Deborah T. Kochevar	60,000	91,816	91,796	—	243,612
Douglas E. Rogers(6)	21,667	—	—	—	21,667
Nancy T. Chang(6)	15,000	—	—	—	15,000

(1)
Reflects aggregate dollar amount of all fees earned for services as a director, including annual retainer fees, committee and/or committee chair fees. A description of the applicable fees can be found below.

(2)
Amounts reflect the full grant date fair value of the restricted stock awards granted to directors in fiscal year 2011, computed in accordance with FASB ASC Topic 718. As of December 31, 2011, each current director held the aggregate number of unvested restricted stock awards as follows: Bertolini—5,920, Chubb—2,280, Kochevar—2,280, Massaro—2,280, Milne—2,280, Reese—2,280, Thier—2,280, Wallman—5,920, and Waltrip—2,280.

(3)
Amount reflects the grant date fair value of directors' stock options granted in fiscal year 2011, computed in accordance with FASB ASC Topic 718, calculated using the Black-Scholes valuation model utilizing our assumptions. See note 9 to our Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2011 for a discussion of the assumptions used by us in the Black-Scholes valuation model. As of December 31, 2011, each current director held the aggregate number of option awards as follows: Bertolini—19,730, Chubb—40,890, Kochevar—7,740, Massaro—40,890, Milne—40,890, Reese—43,390, Thier—19,740, Wallman—19,730, and Waltrip—40,890.

(4)
None of our directors received perquisites or other personal benefits equal to or exceeding $10,000 in the aggregate.

(5)
Mr. Bertolini and Mr. Wallman were elected to the Board on January 24, 2011. Mr. Bertolini's and Mr. Wallman's director compensation amounts reflect the value of stock awards and option awards they each received upon joining our Board in January and our annual grants issued in May.

(6)
Dr. Chang resigned from the Board effective January 24, 2011. Mr. Roger's term concluded on May 10, 2011.

        We pay each non-employee director an annual fee of $60,000 for service as our director, except for members of the Audit Committee, who are paid an annual fee of $65,000. Additional fees are paid to the combined Lead Director/Chair of the Compensation Committee ($25,000), the Chair of the Audit Committee ($15,000), the Chair of the Corporate Governance and Nominating Committee ($10,000) and the Chair of the Strategic Planning and Capital Allocation Committee ($10,000) for their additional responsibilities. No additional fees are paid for attending meetings of the Board or any

Committee of the Board. We reimburse expenses incurred in attending Board of Directors meetings and committee meetings.

        The policy established by the Corporate Governance and Nominating Committee is to award each unaffiliated non-employee director (1) stock options and restricted stock having an intended value of approximately $275,000 on the first day of the month following his or her initial election or appointment to the Board and (2) stock options and restricted stock having an intended value of approximately $185,000 on an annual basis following our annual meeting of shareholders. Consistent with the long-term incentive equity awards to our management, traditionally one-half of the targeted award value will be issued in the form of stock options, and one half in the form of restricted stock, utilizing Black-Scholes pricing models. At the time this policy was established, effective in 2009, the Corporate Governance and Nominating Committee consulted with Pearl Meyer & Partners in determining these values, which were based upon a general comparative review of director compensation and competitive market practices for similarly sized companies operating in the area of life sciences, with a target value based upon the 50th percentile. Options granted to members of the Board of Directors vest in full one year from the date of grant and expire seven years from the date of grant, and restricted stock vests in full, one year from the date of grant.

        In order to further align the interests of directors and shareholders, the Board of Directors has mandated that, to the extent permissible, directors have a significant financial stake in the Company. Accordingly, as set forth in our Corporate Governance Guidelines, each director who has served on the Board for at least three years is required to own a minimum of 5,000 shares of our stock (excluding stock options, stock subject to future vesting requirement, or other similar unvested and inchoate equity holdings). Board members who are subject to third-party restrictions on their stock holdings (e.g., certain academic institutions) shall be permitted to own stock in an amount that is appropriate for them in light of such other restrictions. As of the date of this Proxy Statement, all of our directors are in compliance with this holding requirement.

PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Securities Exchange Act, we are asking our shareholders to approve an advisory resolution on our executive compensation as reported in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal and required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), provides our shareholders with the opportunity to express their views, on an advisory (non-binding) basis, on our executive compensation for our named executives for fiscal year 2011 as described in the "Compensation Discussion and Analysis" (CD&A) section beginning on page 20 of this Proxy Statement, as well as the Summary Compensation Table and other related compensation tables and narratives found on pages 38 through 52 of this Proxy Statement. The advisory vote is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management.

        We urge shareholders to read the CD&A, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives. Furthermore, for a detailed discussion of our 2011 financial performance and the actions we have taken during the past three years, please also see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 27, 2012.

Advisory Vote and Board Recommendation

        We request shareholder approval of the 2011 compensation of our named executives as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and narrative disclosures that accompany the compensation tables within the Executive Compensation section of this Proxy Statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executives and the compensation philosophy, policies and practices described in this Proxy Statement.

        Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executives, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure within the Executive Compensation section of this Proxy Statement."

        This advisory resolution is non-binding on the Board of Directors. Although non-binding, our Board of Directors and the Committee values the opinions of our shareholders, and will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

        The affirmative vote of the majority of the votes cast will constitute the shareholders' non-binding approval with respect to our executive compensation programs. Abstentions and broker non-votes will have no effect on the outcome of this Proposal.

        The Board of Directors recommends a vote "FOR" the approval of the advisory resolution on executive compensation.

 BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth certain information as of March 1, 2012, with respect to the beneficial ownership of shares of our common stock by (1) each person known to us to own beneficially more than 5% of the outstanding shares of common stock, (2) each of our current directors and nominees for director, (3) each of the executive officers listed in the Summary Compensation Table set forth below under the caption "Compensation of Executive Officers" (the named executives), and (4) our current directors and executive officers as a group. As of March 1, 2012, there were 49,244,127 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned as of March 1, 2012		Percentage of Shares Outstanding
5% Shareholders
Janus Capital Management LLC	4,418,332	(1)	9.0%
Ariel Investments, LLC	2,905,745	(2)	5.9%
BlackRock, Inc.	2,824,868	(3)	5.7%
The Vanguard Group, Inc.	2,695,837	(4)	5.5%
Fairpointe Capital LLC	2,685,759	(5)	5.5%
Named Executive Officers
James C. Foster	1,475,916	(6)	2.9%
Thomas F. Ackerman	406,723	(7)	*
Nancy A. Gillett	163,950	(8)	*
David P. Johst	406,591	(9)	*
Davide A. Molho	98,423	(10)	*
Outside Directors
Robert J. Bertolini	17,910	(11)	*
Stephen D. Chubb	63,713	(12)	*
Deborah T. Kochevar	8,890	(13)	*
George E. Massaro	52,398	(14)	*
George M. Milne, Jr.	54,940	(15)	*
C. Richard Reese	48,440	(16)	*
Samuel O. Thier	26,190	(17)	*
Richard F. Wallman	22,910	(18)	*
William H. Waltrip	65,713	(19)	*
All executive officers and directors as a group (15 persons)	2,961,851	(20)	5.8%

*
Less than 1%.

(1)
The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2012 by Janus Capital Management LLC. Janus Capital has shared voting and dispositive power with respect to all of the shares reported in the table. The address of Janus Capital is 151 Detroit Street, Denver, Colorado 80206.

(2)
The information reported is based on a Schedule 13G filed with the SEC on February 14, 2012 by Ariel Investments, LLC. Ariel reported sole voting power with respect to 2,814,920 shares and sole dispositive power with respect to 2,902,095 shares reported in the table. The address of Ariel is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601.

(3)
The information reported is based on a Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc. BlackRock has sole voting and dispositive power with respect to all of the shares reported in the table. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(4)
The information reported in based on a Schedule 13G filed with the SEC on February 10, 2012 by The Vanguard Group, Inc. Vanguard has sole voting power with respect to 36,707 shares and sole dispositive power with respect to 2,659,130 of the shares reported in the table. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)
The information reported is based on a Schedule 13G filed with the SEC on February 17, 2012 by Fairpointe Capital LLC. Fairpointe Capital has sole voting power with respect to 2,642,293 shares and sole dispositive power with respect to all the shares reported in the table. The address of Fairpointe Capital is 1 N. Franklin Street, Suite 3300, Chicago, Illinois 60606.

(6)
Includes 1,084,681 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of March 1, 2012.

(7)
Includes 284,836 shares of common stock subject to options held by Mr. Ackerman that are exercisable within 60 days of March 1, 2012.

(8)
Includes 89,450 shares of common stock subject to options held by Dr. Gillett that are exercisable within 60 days of March 1, 2012.

(9)
Includes 268,499 shares of common stock subject to options held by Mr. Johst that are exercisable within 60 days of March 1, 2012.

(10)
Includes 53,408 shares of common stock subject to options held by Dr. Molho that are exercisable within 60 days of March 1, 2012.

(11)
Includes 11,990 shares of common stock subject to options held by Mr. Bertolini that are exercisable within 60 days of March 1, 2012.

(12)
Includes 33,150 shares of common stock subject to options held by Mr. Chubb that are exercisable within 60 days of March 1, 2012.

(13)
Includes 0 shares of common stock subject to options held by Dr. Kochevar that are exercisable within 60 days of March 1, 2012.

(14)
Includes 33,150 shares of common stock subject to options held by Mr. Massaro that are exercisable within 60 days of March 1, 2012.

(15)
Includes 33,150 shares of common stock subject to options held by Dr. Milne that are exercisable within 60 days of March 1, 2012.

(16)
Includes 35,650 shares of common stock subject to options held by Mr. Reese that are exercisable within 60 days of March 1, 2012.

(17)
Includes 12,000 shares of common stock subject to options held by Dr. Thier that are exercisable within 60 days of March 1, 2012.

(18)
Includes 11,990 shares of common stock subject to options held by Mr. Wallman that are exercisable within 60 days of March 1, 2012.

(19)
Includes 33,150 shares of common stock subject to options held by Mr. Waltrip that are exercisable within 60 days of March 1, 2012.

(20)
Includes 2,020,278 shares of common stock subject to options exercisable within 60 days of March 1, 2012. None of the 2,976,663 shares reflected have been pledged as security.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. Officers, directors and such beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011 all Section 16(a) filing requirements applicable to its officers, directors and such beneficial owners were complied with.

COMPENSATION DISCUSSION AND ANALYSIS

        The purpose of our compensation program is to recruit and retain the strongest possible management team, while simultaneously aligning management's interest with those of our shareholders. With these considerations in mind, the Compensation Committee (referred to in this section of the Proxy Statement as the Committee) has overseen the development, implementation and administration of our Executive Compensation Program (the Compensation Program or Program), described below, for members of senior management (including the Chief Executive Officer and the other four executives who are identified in the Summary Compensation Table below (our named executives)).

Executive Summary

        Charles River is a leading global provider of solutions that accelerate the drug discovery and development process including research models and associated services, and outsourced preclinical services. We have been in the business of providing the research models required in research and development of new drugs, devices and therapies for 65 years. Over this time, we have built upon our core competency of in vivo biology to develop a diverse and growing portfolio of products and services. Our products and services, supported by our global infrastructure and deep scientific expertise, enable our clients to meet many of the challenges of early-stage life sciences research. In 2011, our net sales from continuing operations were $1.1 billion and our operating income from continuing operations was $174.3 million.

        We have two reporting segments: Research Models and Services (RMS) and Preclinical Services (PCS). Through our RMS segment, we are the global leader in the production and sale of the most widely used rodent research model strains, principally genetically and microbiologically defined purpose-bred rats and mice. We also provide a variety of related services that are designed to assist our clients in supporting the use of research models in drug discovery and development. Services provided by our PCS business segment enables our clients to outsource their critical, regulatory-required safety assessment and related drug development activities to us. The demand for these services has historically been driven by preclinical development programs of biotechnology companies, which traditionally have been outsourced, and also by the selective outsourcing strategy of larger global pharmaceutical companies. The basis for global pharmaceutical and biotechnology companies choosing to outsource their development activities is traced to the significant investments in personnel, facilities and other capital resources required in order to efficiently and effectively conduct these activities. Outsourcing allows them to focus on their core competencies of innovation and early drug discovery and, particularly for pharmaceutical companies, promotion and market distribution.

        We believe that the design of our 2011 Compensation Program is best understood by evaluating it in the context of the business environment in which we have been operating since 2009. From 2009 and continuing into 2011, sales of our products and services, and resulting financial performance, were impacted by accelerating changes taking place in the global biopharmaceutical industry. The combination of reduced client demand, cost containment initiatives pursued by our clients, and excess capacity within both the contract research organization and pharmaceutical industries, all resulted in significant pricing pressure which began in late 2008 and, to some degree, persists today. In response, starting in 2009, we began to take decisive, and sometimes difficult, action targeted at:

  •
  appropriately aligning our infrastructure to meet current demand;

  •
  better supporting our clients in today's challenging environment;

  •
  identifying new strategies to enhance client satisfaction; and

  •
  improving operating efficiencies and generally strengthening our business model.

        All of these actions were implemented with the ultimate goal of providing future value to our shareholders. Core to these objectives, in 2011 we focused upon four key initiatives, and in each area we made significant progress:

Initiative	2011 Achievements

Improve our consolidated operating margin	Improved non-GAAP consolidated operating margin from continuing operations achieved due to:

•

increased RMS margin;

•

stable Corporate costs;

•

November 2011 cost-savings actions; and

•

six-sigma and other process improvement initiatives

Improve our free cash flow generation

•

Free cash flow increased in 2011 to a per-share yield we believe was the highest among public CROs.

•

Divested non-strategic/underperforming PCS assets (U.S. Phase I clinical and China preclinical facility).

Disciplined investment in growth business	Capital projects invested in growth business: • Diagnostic laboratories opening in 2012; • In Vitro production facility in China; and • Capacity expansion in Finland Discovery Services business.

Return value to shareholders	Repurchased 8.4 million shares of common stock for a total purchase price of approximately $300 million.

        We believe these factors contributed to a 29% increase in non-GAAP earnings per shares from continuing operations in 2011. For a detailed discussion of our 2011 financial performance, the factors that we believe are influencing demand from our clients, and the actions we have taken during the past three years, please see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 27, 2012.

        In recognition of the impact of challenging market and economic conditions on our performance over the past few years, our compensation practices have been appropriately tailored to ensure alignment between executive compensation and company performance. In particular, steps were made to moderate or eliminate elements in the following areas, starting in 2009:

  •
  Compensation Strategy:

  •
  We reduced our targeted total Long-Term Equity Incentive awards to the 50th percentile (previously, at the 75th percentile); and

  •
  We adjusted our targeted Total Direct Compensation percentile range to the 50th-55th percentile (previously, at the 65th-75th percentile).

  •
  Base Salaries:  We have kept base salaries increases very modest over the past four years. In 2009 we implemented a salary freeze for most of our workforce, including our named executives, and while that has since been lifted, overall for the period from 2008-2012 the average annualized merit increase was 2.1% per year for our named executives, which is consistent with the average merit increase allotted to our North American workforce during that time.

  •
  Annual Cash Incentive Awards:  With business plans having been scaled to levels below earlier high-growth years, we have reduced targeted bonus payouts for each goal under our Executive Incentive Compensation Plan (EICP) since 2009 and continuing into 2012. These modified payout targets reflect our desire to more tightly control payouts for goals that are based on reduced performance levels. Reductions in targeted award opportunities for at-plan performance ranged from 33% to 75% of traditional payout opportunity levels. We also adjusted the performance and payout scale for this plan by implementing higher performance thresholds and lower maximum award opportunities.

  •
  Perquisites:  We eliminated the majority of individual perquisites/benefits, and associated tax gross-ups, available to our officers (including the named executives), replacing them in 2010 with our Corporate Officer Discretionary Allowance (CODA) program.

  •
  Retirement Plan Contributions:  We reduced our 401(k) matching contribution by approximately 33.3%.

  •
  Severance:  We reduced the severance plan benefits for involuntary termination situations available to corporate officers under our Officer Separation Plan.

        We believe that the adjustments to our Program during this period were appropriate in light of, and consistent with, the current economic and market environments, our financial performance, the corporate actions taken, and recent executive compensation trends. Furthermore, the increased focus on near-term financial and operational objectives properly aligned management's incentives with the interests of our shareholders.

        A review of some of our executive compensation metrics demonstrates how the Program, as adjusted, has resulted in a direct alignment of our pay and performance:

  •
  From 2008 to 2011, base salaries for our named executives, including our CEO, increased by only a total of approximately 6% for the entire period (absent material promotions/increases in responsibilities), consistent with salary increases for our overall North American employee base (0% in 2009, 2% in 2010 and 3% in 2011);

  •
  For the first three of the last four years, most named executives received below-target EICP payouts, and for the middle two years, the EICP payouts were generally $0 (including for our CEO) or, in the rare instances of a payout, it was below 25% of target;

  •
  The total value of compensation, as calculated in accordance with the Summary Compensation Table (SCT), has been relatively flat from 2009 to 2011 for the four named executives who have been continuously included in the SCT during that period (inclusive of an increase of 4.2% for our CEO during this period); and

  •
  Our pay mix has maintained a continued focus on variable compensation. On average, approximately 67% of 2011 intended annual compensation for our named executives was based on Company performance (76% for our CEO). Furthermore, annual base salary for our named executives remains a relatively small portion (29.5%) of our named executives' core intended compensation (20% for our CEO).

        As seen in the graphs below, the alignment between executive pay and our performance is demonstrated by the close correlation from 2008 - 2011 between (1) the average total compensation paid (consistent with the SCT) to our four named executives who have been continuously included in the SCT in those years and (2) our non-GAAP earnings per share from continuing operations during that period. A very similar alignment can be seen between our CEO pay and our performance during the same four-year period.

    For purposes of these graphs, "Other" refers to the total average amounts set forth in the following columns in the Summary Compensation Table on page 38. (1) Change In Pension Value and Non-qualified Deferred Compensation Earnings and (2) All Other Compensation. Information with respect to 2008 compensation is set forth in our 2011 Proxy Statement.

        Please see Appendix A to this Proxy Statement for reconciliation of our non-GAAP EPS to GAAP EPS for 2008-2011.

        In addition to the changes summarized above and the quantified alignment between executive pay and our performance, we maintain existing compensation practices that represent strong corporate governance, including the following:

  •
  a cap on annual EICP bonus opportunity, even for exceptional performance;

  •
  limited executive perquisites which have no associated tax gross-ups (other than relocation expenses);

  •
  stock ownership guidelines that align executives' interests with those of shareholders and which increase with the level of the executive's responsibility;

  •
  rules prohibiting executives from trading derivative securities and from hedging the economic risk of ownership of our stock;

  •
  an annual risk assessment of our pay practices;

  •
  an annual shareholder advisory vote on executive compensation;

  •
  our Compensation Committee is comprised entirely of independent directors; and

  •
  engagement of independent compensation consultant(s).

        The changes to the Program made during the past few years reflect our flexibility in responding to changing market conditions, our business strategy and financial performance, and executive compensation standards. In addition, the Company is committed to ongoing engagement with our investors on various corporate governance topics that are of interest to them (through meetings and telephone calls throughout the year with our senior management and providing shareholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay proposal")). We have determined that our shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our shareholders at the 2011 Annual Meeting. At our annual meeting of shareholders held in May 2011, a significant majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee believes that this indicated that shareholders were largely supportive of the Company's approach toward executive compensation, particularly taking into account the revisions made during the previous years, and is evidence that our pay-for-performance policies are effective. Consequently, the Committee did not believe that significant changes to the Program were warranted based upon the vote results. However, the Committee will always consider the input of our shareholders in making future compensation decisions for the named executives. At the same time, we believe it is important to maintain consistency in our compensation philosophy and approach. While the Committee and our management team understand the impact that immediate economic conditions and our operating performance may have on our stock price, it is important to us that the elements of the Program continue to incentivize management toward the proper short- and long-term operating goals, which are intended to translate ultimately into stock price appreciation for our shareholders.

        In furtherance of our objective to continually refine and improve the Program, we have made two changes which will take effect in 2012, and which are described in more detail within this section of the Proxy Statement:

  •
  EICP Plan award opportunities for most performance goals in the 2012 plan will be set at 60% of the target award opportunity for at-plan performance; and

  •
  To counteract undesired year-to-year variability due to peer group attrition, our peer group methodology has been substantially revised and expanded to provide for more consistency within the peer group year-over-year.

Objectives of the Compensation Program

        The Committee reviews and monitors the Compensation Program and compensation policies by reference to specific objectives which are established in accordance with its charter. The Committee recognizes the importance of establishing clear objectives for our Compensation Program and the value of comparatively evaluating current and proposed compensation policies and practices in terms of their relative effectiveness in advancing those objectives. In keeping with our philosophy that the Compensation Program should appropriately align executive compensation with both the short- and long-term performance of the Company, the Committee has determined that the Compensation Program should achieve the following objectives:

  •
  attract and retain superior talent;

  •
  support the achievement of desired levels of Company performance;

  •
  align the interests of executives with the long-term interests of shareholders;

  •
  differentially and meritoriously reward individual performance; and

  •
  promote accountability.

        To achieve these broader objectives, the current design of the Compensation Program has also been crafted to accomplish the following:

  •
  effectively balance fixed and variable compensation through a continuum of compensation elements;

  •
  differentially reward individuals based on performance through the incorporation of both short-term and long-term elements;

  •
  differentially reward individuals who contribute to the success of high-performing business units; and

  •
  promote the achievement of desired levels of Company performance through the utilization of both short-term bonus and long-term equity elements.

Compensation Elements

        Our Compensation Program for fiscal year 2011 consisted of the following core and supplemental elements:

Core Elements	Supplemental Elements

• Base Salary • Annual Cash Incentive Awards (EICP Plan) • Long-Term Equity Incentive Awards • Corporate Officer Discretionary Allowance (CODA)	• Deferred Compensation Plan • Termination and Change of Control Agreements • Retirement Plans

        The core elements of compensation are typically those which the Committee evaluates on an annual basis, while the supplemental elements are programs or arrangements that we have installed for strategic reasons which may potentially provide additional compensation to an executive.

        Annual base salary represents a small portion (on average approximately 30%) of our named executives' intended core compensation. Approximately 67% of 2011 intended annual compensation for our named executives was based on Company performance (short- and long-term incentives), reflecting the Committee's focus on ensuring that senior management is appropriately rewarded for actual performance achievements. The following table shows the 2011 total core compensation mix, based on intended (not actual) compensation.

2011 Intended Compensation Mix for Named Executive Officers

Core Compensation Element	Foster	Ackerman	Gillett	Johst	Molho	Average
Base Salary(1)	20.0%	29.7%	38.2%	29.7%	29.9%	29.5%

Annual Cash Incentive Awards	12.0%	12.5%	10.3%	12.5%	12.6%	12.0%

Long-Term Equity Incentive Awards	64.3%	54.1%	46.6%	54.5%	53.3%	54.6%

Discretionary Allowance (CODA)	3.6%	3.7%	4.9%	3.4%	4.3%	4.0%

(1)
For purposes of this table, base salary is determined by the base salary effective as of April 1, 2011, assuming such salary was in effect for all of 2011.

  Compensation Setting Process

        As described above on page 12 of this Proxy Statement, the Compensation Committee engaged both Pearl Meyer & Partners (PM&P) and Pay Governance, LLC (Pay Governance) as independent compensation consultants to advise the Compensation Committee on matters related to our senior executives' compensation. For fiscal year 2011 compensation determinations, PM&P assisted the Compensation Committee with the following:

  •
  preliminary assessment of our peer competitor group;

  •
  input on our competitive market data for our executives and observations on program design, including pay philosophy, pay levels, and incentive pay mix; and

  •
  development of target long-term incentive award values for all levels of employees eligible for such awards, including our senior executives.

        Pay Governance assisted the Compensation Committee in the fall of 2011 with changes that will be effective for 2012, including development and validation of our new peer competitor group, and development and validation of a regression technique to assess executive pay against the new peer group market benchmarks.

        Only two of the named executives of the Company are regularly involved in assisting the Committee in setting compensation parameters. In his role as our Corporate Executive Vice President, Human Resources, General Counsel and Chief Administrative Officer, Mr. Johst assists the Committee by providing data to the outside consultants, developing or modifying compensation plans and programs based on the Committee's input, and otherwise supporting the Committee's efforts to obtain the information and data required to make well-reasoned decisions regarding the compensation elements which comprise the Program. In his capacity as Chairman, President and Chief Executive Officer of the Company, Mr. Foster regularly participates in strategic discussions with the Committee regarding the design and scope of the Program to help ensure that the compensation elements, policies and practices underlying the Program are properly aligned with the Company's short-term financial and long-term strategic objectives. Mr. Foster also provides recommendations to the Committee regarding modifications to the Program which allow it to function more effectively in the context of our evolving business organization, and assists the Committee in evaluating the individual performance of each executive officer (other than himself) to ensure that their respective levels of compensation take such performance into account. As a matter of process, Mr. Foster and Mr. Johst frequently work collaboratively to analyze internal and externally-provided compensation data and information, and provide preliminary recommendations to the Compensation Committee during the course of the Committee's determination of annual compensation levels. Other than Messrs. Foster and Johst, no executive officers of the Company play a significant, ongoing role in assisting the Committee to set compensation parameters.

  Total Compensation Strategy and Peer Group

        The Committee attempts to adhere to a methodology that provides total core compensation to our named executives that is targeted to an appropriate market and refers to an applicable peer group of companies which are similar in size, industry and stage of development to the Company (the peer group). The peer group has been primarily comprised of similarly sized companies operating in the area of life sciences and drug discovery and development, with a particular focus on ensuring that the peer group takes into account the presence of companies both in the greater Boston area and globally who compete directly with the Company for scientific and management talent. We draw upon data for comparable companies from public disclosures for the companies in the peer group and from reputable ongoing compensation surveys of similarly sized companies in the industries listed above. Each year the

Committee reviews and approves the peer group as well as a Target Total Compensation Strategy which determines the targeted market percentile for each element of compensation.

  Fiscal Year 2011

        For the fiscal year 2011, the companies in the peer group included the following: Beckman Coulter, Inc., Biogen Idec, Inc., Cephalon, Inc., Covance Inc., Genzyme Corporation, Icon Plc, IDEXX Labs, Inc., Life Technologies Corp., Parexel International Corporation, PerkinElmer Inc., Pharmaceutical Product Development, Inc., and Waters Corporation. As compared to 2010, the peer group was unchanged with the exception of the removal of MDS Inc. and Millipore Corporation, which were eliminated due to divestiture of comparable businesses and acquisition, respectively. This Peer Group was used in determining 2011 compensation for the named executives including base salaries, EICP target incentive award opportunities, and the long-term equity grants.

        The Committee endeavored to target core compensation elements in 2011 at the 50th-60th percentiles of the competitive market data. While the determination of the amount of each core element was subject to critical independent evaluation by our Committee and senior management, our objective was to provide total core compensation that fell within these parameters. These target percentiles were established in early 2009, following a review of competitive market data for our executive pay packages. Concurrently, the Committee also decided that, in light of the economic and market conditions and the near-term challenges facing the Company in 2009, it would be more beneficial to the Company for senior management to focus on meeting these near-term challenges, and accordingly it reduced targeted total Long-Term Equity Incentives to the 50th percentile (as compared to the 75th percentile previously) and reduced the targeted Total Direct Compensation percentile range to the 50th-55th percentile (as compared to the 65th-70th percentile previously).

        The 2011 Target Total Compensation Strategy for each of the core compensation elements shown was set by the Committee as follows:

Core Compensation Element	2011 Target Total Compensation Strategy
Short-Term Cash Compensation Components
Base Salary	50th percentile
Annual Cash Incentive Awards	60th percentile
Total Short-Term Cash Compensation	55th-60th percentile
Long-Term Equity Incentive Awards	50th percentile

Total Direct Compensation	50th-55th percentile

        For fiscal year 2011, the Committee determined that the Target Total Compensation Strategy for each compensation element would be unchanged from 2010. However, the Committee significantly modified the short-term incentive component of the strategy by incorporating a four-tiered payout structure into our annual cash incentive plan, including the EICP Plan. This change resulted in a significant reduction of targeted bonus payouts for the named executives in 2011.

  Fiscal Year 2012

        For fiscal year 2012, the Committee has substantially revised its strategy for developing a peer group. In the fall of 2011, with the assistance of Pearl Meyer & Partners, the Committee reviewed the composition of the peer group, and it became apparent that continued attrition of this group due to industry consolidation was contributing to undesired year-to-year variability in the peer group. The Committee decided that it preferred to develop a peer group methodology that would allow for more consistency within the peer group year over year. To assist with this review, the Committee engaged a second independent compensation consultant, Pay Governance LLC (Pay Governance), who was charged with developing and testing a methodology that would include a significantly larger, but more stable, peer group. The objectives of the new peer group approach are to:

  •
  Reduce the possibility for radical swings in market compensation levels due to minor changes in the composition of the Peer Group;

  •
  Include larger companies with whom we frequently compete for talent;

  •
  Simplify the process for setting executive compensation levels; and

  •
  Provide a more consistent approach to developing a peer group.

        Accordingly, Pay Governance identified a new, broader peer group consisting of companies both larger and smaller in revenue size than Charles River and developed a method of adjusting proxy compensation data for this new peer group using common statistical methods to result in a better correlation between the proxy data and Charles River's corporate revenue, such that the regressed proxy median revenue is commensurate to Charles River's revenue. This size-adjusted peer group proxy data is then blended with size-appropriate, custom compensation survey data (with proxy data weighted 75% and survey data weighted 25% for most named executive benchmarks) to derive a "market composite benchmark" for evaluating our executive compensation. The Committee has adopted this "market composite benchmark" methodology for evaluating and setting 2012 executive pay levels. For 2012, the proxy peer group consists of the following 38 companies:

Abbott Laboratories
Allergan, Inc.
Amgen Inc.
Baxter International Inc.
Beckman Coulter, Inc.
Becton, Dickinson
    and Company
Bio-Rad Laboratories, Inc.
Biogen Idec, Inc.
Boston Scientific
    Corporation
Bristol-Myers Squibb
Company	Bruker Corporation
C.R. Bard, Inc.
Celgene Corporation
Covance Inc.
Cubist Pharmaceuticals, Inc.
Eli Lilly and Company
Endo Pharmaceuticals
    Holdings, Inc.
Forest Laboratories, Inc.
Gilead Sciences, Inc.
Hologic Inc.	IDEXX Laboratories Inc.
Illumina, Inc.
Johnson & Johnson
Laboratory Corporation
    of America Holdings
Life Technologies
    Corporation
Medtronic, Inc.
Merck & Co., Inc.
Nordion, Inc.
Pall Corporation
PAREXEL International
Corporation	PerkinElmer Inc. Pfizer Inc. Quest Diagnostics Incorporated Sigma-Aldrich Co. LLC Thermo Fisher Scientific Inc. Vertex Pharmaceuticals Incorporated Waters Corporation Watson Pharmaceuticals, Inc.

        For fiscal year 2012, in conjunction with the changes to the peer group described above, the Committee (with the assistance of Pay Governance) utilized a regression model to analyze current executive compensation. Accordingly, commencing in fiscal 2012, our target Total Compensation Strategy was revised from the prior system where each separate compensation element had been targeted to a specified percentile (or percentile range) to a methodology whereby target Total Core Direct Compensation is evaluated against the market benchmark established for each position by reference to the new peer group. This methodology change is necessitated by the regression model, since such model does not yield specific percentiles, but rather establishes a market benchmark for each position. Total direct compensation in 2012 for our named executives generally approximates the executive's associated market benchmark.

  Annual Base Salary

        Our compensation philosophy embraces the premise that a reasonable level of base salaries helps to promote retention and acts as an appropriate balance to other forms of variable or "at-risk" compensation. We pay base salaries within a range designed to approximate the median base salaries (i.e., 50th percentile) of executives with similar responsibilities in the peer group and surveys. Actual base salaries are determined after considering the competitive data, overall competitive position as compared to our compensation philosophy, prior base salary and other compensation, the performance of the individual and internal equity considerations. None of these considerations are given specific weights.

        In setting base salaries historically for our named executives, the Committee has taken into account that the lengthy tenure of executive officers, as well as their continued long-time superior performance, has resulted in base salaries generally gravitating towards the top of or above the targeted peer group range. Promotions and changes in responsibilities also impact the determination of salaries. For instance, Dr. Molho received an increase in base salary in 2009 when he was promoted to Corporate Senior Vice President, and Mr. Johst received an increase in base salary in February 2010 in recognition of the additional General Counsel responsibilities Mr. Johst assumed in early 2009.

        In early 2009, the Committee and the Company decided to implement a salary freeze for a substantial percentage of our workforce, including all the named executives. In early 2010, after taking into account (1) the collective actions implemented in 2009 and early 2010 by the Company to address short-term economic and business challenges, and (2) retention risks and the negative impact on workforce morale if salaries remained unchanged for two consecutive years, we lifted the salary freeze and implemented a base salary increase for most of our employees. Overall for the period from 2008-2012 the average annualized merit increase has been the equivalent of 2.1% per year for our named executives, which is consistent with the average merit increase allotted to our North American workforce during that time (excluding increases in recognition of promotions and changes in responsibilities).

        Based on the factors described above, on each of February 13, 2009, January 19, 2010, November 29, 2010 and February 2, 2012, the Committee set the annual base salaries of our named executives, effective as of the beginning of January 2009, January 2010, April 2011 and April 2012, respectively, as follows:

			2009 Adjustment		2010 Adjustment		2011 Adjustment		2012 Adjustment
Name	2008 Salary		% Increase	2009 Salary	% Increase	2010 Salary	% Increase	2011 Salary	% Increase	2012 Salary
James C. Foster		$948,500	0%	$948,500	2%	$967,500	3%	$996,525	3.5%	$1,031,404
Thomas F. Ackerman		$454,480	0%	$454,480	2%	$463,570	3%	$477,477	3.5%	$494,188
Nancy A. Gillett		$444,080	0%	$444,080	2%	$452,962	3%	$466,550	3.5%	$482,879
David P. Johst		$454,480	0%	$454,480	13%**	$513,570	3%	$528,977	3.5%	$547,491
Davide A. Molho	$	*	* %	$400,010	2%	$408,010	3%	$420,252	3.5%	$434,960

*
Prior to 2009, Dr. Molho was not a senior officer of the Company. Accordingly, comparisons of his base salary prior to that time are not relevant for purposes of demonstrating base salary changes for named executives.

**
Mr. Johst received a special increase in base salary in February 2010 in recognition of the additional General Counsel responsibilities he assumed starting in early 2009. Absent that increase, Mr. Johst's increase in base salary in 2010 would have been 2% (consistent with the other named executives).

  Annual Cash Incentive Awards

        Our Compensation Program includes an annual cash bonus element which closely links a significant portion of executive pay to the achievement of short-term performance targets which are critical to meeting our stated financial objectives for the then-current fiscal year. These targets are typically tied to specific financial metrics derived from our then-current operating plan. However, where appropriate, the Committee also approves non-financial goals that are designed to focus individuals on attaining objectives which include near-term, non-financial objectives that are also critical to the attainment of long-term strategic goals and ultimately promote positive long-term financial performance of the Company. Our annual cash incentive awards are structured to appropriately reduce or eliminate the amount of such awards if performance falls short of the established performance targets, and to appropriately increase the amount of such awards if performance exceeds established targets, subject to a maximum incentive award opportunity.

        To implement our annual cash incentive awards, the Committee previously established the Executive Incentive Compensation Plan (EICP) which applies to executive officers and other key employees of the Company. We have designed the EICP to reward executives for their contributions to the success of the Company based on predetermined corporate/business unit, functional and/or individual objectives. The Committee annually establishes performance objectives and corresponding performance ranges for the named executives. These performance objectives and ranges are generally developed through our annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results to align the performance expectations of this plan with the overall business objectives of the Company. Notwithstanding the target award opportunity reductions of the past few years, full EICP target award values for executives in 2011 and earlier were intended to provide slightly above-median reward opportunities when performance objectives were met or exceeded. It is intended that the target award, when aggregated with the base salary, will provide a competitive level of cash compensation when each named executive achieves his or her performance objectives, as approved by the Committee. An individual's actual bonus award is determined according to each named executive's performance in relation to his or her approved objectives.

        Target award percentages for the named executives are initially established at 70% of base salary for Executive Vice Presidents and 100% of base salary for the Chief Executive Officer. The participant's total target award opportunity percentage is divided among a variety of individually weighted performance objectives which may change from year to year but historically have included non-GAAP operating income (OI), revenue, non-GAAP earnings per share (EPS), non-GAAP free cash flow (FCF), return on net operating assets (RNOA) and other key Company performance metrics. The Committee believes that these financial metrics are very good measurements for assessing how the Company is performing from a financial standpoint. In particular, EPS is generally accepted as a key driver of shareholder return. The OI and FCF metrics measure how efficiently and effectively management deploys its capital and generates capital liquidity for corporate usage in pursuing opportunities that enhance shareholder value. Minimum and maximum performance levels for each performance objective are incorporated into the plan. For the performance objectives assigned to each of the named executives, minimum performance levels for 2011 were set at 95% of the target performance objective, and maximum performance levels were set at 115% of the target performance objective. The maximum payout achievable in 2011 was 175% of target; in 2010 the maximum was 187.5% of target. At the end of each fiscal year, we compare the Company's (and applicable business units') final performance for the fiscal year against the Company's (or business units') targeted performance established at the beginning of such fiscal year. These measurements determine the EICP payout levels for each of the performance objectives tied to corporate (or business unit) performance. To determine a participant's actual award, each performance objective's payment level is multiplied by the relative weight of the performance objective, and the cumulative amounts are aggregated to determine the individual's total EICP award amount.

        On November 29, 2010, the Committee established the 2011 EICP performance criteria for the named executives as described in the table on the next page. The establishment of 2011 EICP performance goals for eligible employees (including our named executives) occurred in a manner somewhat different than in prior years. In recognition of the need to moderate the potential cost of the EICP program in accordance with the business challenges of the Company and on-going cost constraint initiatives, changes were made to the award opportunity structure in order to address cost concerns and to avoid removing large numbers of employees from the EICP program. Accordingly, instead of a single award opportunity structure as existed in prior years, 2011 EICP utilized four award opportunity structures that varied depending on business unit growth, profitability, and other factors. Most EICP participants (including our named executives) had modified award opportunities at or below 60% of target if target performance was achieved:

Deemed Business Potential for 2011	Modified Payout at 100% Target Performance

High Growth/High Performance Businesses	100%

Incremental Growth Businesses	75%

Modest Growth Businesses and Corporate	60%

Flat/Low Growth Businesses	33%

        In 2011, we achieved corporate and financial results which were generally moderately above our original targets, with significant variance among our different business units, as recognized in the variable EICP award amounts awarded to our named executives. In particular, we achieved results in our RMS segment and Corporate that exceeded expectations and performance in our PCS segment that was below our expectations. We believe that the variability in the magnitude of the EICP award amounts correlates closely with the relative performance of the applicable business units (as compared to the targeted performance goals), and reflects a proper use of bonus compensation to distinguish between levels of annual performance. Year-to-year, EICP awards reflect such changes as shown in the table on page 33 of this Proxy Statement.

        The Committee has the discretion to employ its judgment in determining individual awards, and in fact approves the entire EICP award for each named executive. In addition to the quantitative factors, final individual EICP awards for the named executives, excluding the Chief Executive Officer, incorporate both (1) the Chief Executive Officer's recommendations and (2) the Committee's assessment of each named executive's overall performance and contribution. In addition, the Committee, at its sole discretion, may modify or change the EICP at any time. With respect to the 2011 fiscal year, the target amounts and objectives were not modified and, with one exception, the awards to the named executives were not modified upwards from the amounts they were eligible to receive under the EICP formula. However, Dr. Gillett's EICP award was increased by $26,669 in recognition of her taking a broader position within the Company as Chief Scientific Officer and for her successful leadership in our being awarded an expanded, five-year global preferred provider agreement with a leading pharmaceutical client. The following table shows the fiscal 2011 target EICP cash bonus (at 100% award opportunity level), modified target EICP cash bonus (at adjusted award opportunity levels), performance goals, goal attainment levels, and cash bonuses actually paid (in February 2012) for each of our named executives:

Named Executive	Target % (of base salary)	Target EICP Award Amount	Adjusted Target % (of base salary)*	Adjusted Target EICP Award Amount	Actual EICP Award Amount	Performance Goal		Weighting	Target	Actual

James C. Foster	100%	$996,525	60%	$597,915	$827,559	1.	EPS(1)	35%	$2.42	$2.56
						2.	OI(1)	20%	$200.9 million	$201.4 million
						3.	Revenue(2)	20%	$1,141 million	$1,143 million
						4.	FCF(3)	25%	$172.9 million	$175.5 million

Thomas F. Ackerman	70%	$334,234	42%	$200,540	$274,889	1.	EPS(1)	35%	$2.42	$2.56
						2.	OI(1)	25%	$200.9 million	$201.4 million
						3.	Revenue(2)	10%	$1,141 million	$1,143 million
						4.	FCF(3)	20%	$172.9 million	$175.5 million
						5.	Financial Compliance	10%	(4)	(4)

Nancy A. Gillett(5)	70%	$326,585	27%	$125,409	$100,000	1.	EPS(1)	20%	$2.42	$2.56
						2.	OI(1)	40%	$64.8 million	$55.2 million
						3.	Revenue(2)	20%	$451.1 million	$437.2 million
						4.	FCF(3)	20%	$63.0 million	$53.7 million

David P. Johst	70%	$370,284	42%	$222,170	$307,501	1.	EPS(1)	35%	$2.42	$2.56
						2.	OI(1)	20%	$200.9 million	$201.4 million
						3.	Revenue(2)	20%	$1,141 million	$1,143 million
						4.	FCF(3)	25%	$172.9 million	$175.5 million

Davide A. Molho(6)	70%	$294,176	42%	$176,506	$235,617	1.	EPS(1)	20%	$2.42	$2.56
						2.	OI(1)	40%	$221.3 million	$219.4 million
						3.	Revenue(2)	20%	$689.8 million	$705.4 million
						4.	FCF(3)	20%	$120.7 million	$125.2 million

*
Adjusted target percentage for each of the named executives was 60% of their original target percentage, with the exception of Dr. Gillett. Certain of Dr. Gillett's performance metrics were weighted at 60%, and others were weighted at 33%.

(1)
For purposes of 2011 EICP performance goals, consistent with the way the Company reports its non-GAAP financial results in its earnings releases, EPS (and to the extent applicable, OI) excluded the following items (and, for EPS, their related tax effect): amortization related to our acquisitions; impairments and other items; charges and operating losses attributable to businesses we plan to close or divest and other related miscellaneous expenses; expenses associated with evaluating acquisitions; severance costs associated with our cost-savings actions; taxes associated with the disposition of our Phase I clinical business; fees and taxes associated with corporate subsidiary restructuring and repatriation; write-offs of deferred financing costs related to our amended credit facility; adjustments of consideration payable for the acquisition of Systems Pathology Company, LLC; a gain on the settlement of a life insurance policy; and our convertible debt accounting. The Committee determined that it was appropriate to exclude these items as they are outside our normal operations.

(2)
For purposes of 2011 EICP performance goals, revenue was based on the Company's net sales.

(3)
For purposes of 2011 EICP performance goals, FCF was based on net cash provided by operating activities less capital expenditures. In addition, we also excluded the effect of cash amounts attributable to cost-savings actions taken in 2011 and included cash received through the divestiture of non-strategic/underperforming assets. The Committee determined these adjustments were appropriate since the impact of these events could not have been anticipated when the original target levels were set in late 2010.

(4)
A portion of Mr. Ackerman's EICP performance goals was directed at his maintenance of the Company's financial regulatory compliance. The Compensation Committee establishes such goals with the intention that the maximum attainment level to be achieved will be 100%, and evaluates Mr. Ackerman's performance taking into consideration input from the Chairman of the Audit Committee of the Board of Directors.

(5)
For Dr. Gillett each of her performance goals other than EPS was determined on an operating segment (PCS) basis, rather than on a Corporate basis. Dr. Gillett's award was increased by $26,669 in recognition of her taking a broader position within the Company as Chief Scientific Officer and her successful leadership in our being awarded an expanded, five-year global preferred provider agreement with a leading pharmaceutical client.

(6)
For Dr. Molho each of his performance goals other than EPS was determined on an operating segment (RMS) basis, rather than on a Corporate basis.

        For historical comparative purposes, targeted and actual annual cash incentive awards for our named executives for fiscal years 2009 - 2011 are shown in the table below:

Name	2009 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2009	2010 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2010	2011 Cash Incentive Award	Actual % of Cash Incentive Award vs. Adjusted Target - 2011	Actual % of Cash Incentive Award vs. Target - 2011
James C. Foster	$0	0%	$0	0%	$827,559	138.4%	83.0%
Thomas F. Ackerman	$0	0%	$0	0%	$274,889	137.1%	82.2%
Nancy A. Gillett	$0	0%	$0	0%	$100,000	79.7%	30.6%
David P. Johst	$74,296(1)	23%	$0	0%	$307,501	138.4%	83.0%
Davide A. Molho	*	*	$31,213(1)	15.3%	$235,617	133.5%	80.1%

*
Prior to 2009, Dr. Molho was not a senior officer of the Company. Accordingly, comparisons of his annual cash incentive awards prior to 2010—the first year it was set for him as a senior officer of the Company—are not relevant for purposes of demonstrating such changes for named executives.

(1)
Bonus payments made to Mr. Johst for 2009 and to Dr. Molho for 2010 were exclusively tied to the performance of our Insourcing Solutions and RMS businesses, respectively.

        Starting in fiscal 2012, adjusted target payouts for most performance goals in the EICP plan will be 60% for at-plan performance.

  Long-Term Equity Incentive Awards

        Long-term equity incentive (LTI) compensation, in the form of stock options and restricted stock grants (or, for certain foreign executives, restricted stock units), allows individuals to share in any appreciation in the value of our common stock. The Committee believes that stock option and restricted stock (unit) awards align the recipient's interests with those of the shareholders. We design the amounts and types of awards to reward performance and create incentives to meet long-term objectives. Because the Committee particularly values longer-term shareholder value creation, we target long-term equity incentives to provide total compensation opportunities that, if achieved, would result in approximately median levels for similar executives in comparable firms. The Committee reviews and approves stock option and restricted stock (unit) awards to named executives on an annual basis. In the case of stock options, awards are granted at an exercise price equal to the closing price of our common stock on the date of grant.

        Commencing in fiscal 2009 and continuing through fiscal 2011, the Committee determined that all long-term equity awards would be comprised of time-based equity grants divided equally between stock options and restricted stock (units). Additionally, in accordance with its review of current executive compensation practices, the Committee also established the target for aggregate long-term equity incentive awards at the 50th percentile. In fiscal 2012, the Committee determined that, in the interest of achieving our retention objectives, all long-term equity awards would be comprised of time-based equity grants whose value would be delivered as follows: 75% in the form of restricted stock/restricted stock units and 25% in the form of stock options.

        The Committee typically targets the first quarter of our fiscal year for granting annual stock awards to eligible recipients, absent an extraordinary event. We have made such grants in recent years and in the future it is expected that the Committee will continue to target the first quarter of the fiscal year for making annual stock awards. In all cases, the Committee seeks to structure equity grants so that they are awarded during an open-window period as designated by our Insider Trading Policy, or, if Committee approval is provided during a non-window period, then the grants are made effective on the third business day following our press release with respect to financial results for the prior quarter. This policy is intended to ensure that options are awarded at a time when the exercise price fully reflects all recently disclosed information. In the case of new hires eligible to receive equity grants, grants are generally made uniformly on the first business day of the month following the date the individual commences employment. While the Compensation Committee's Charter permits delegation of the Committee's authority to grant options in certain circumstances, all grants to executive officers are made by the Compensation Committee itself and not pursuant to delegated authority. We have never had any programs, policies or practices which are intended to time stock option grants with the release of material, non-public information in a manner which would provide advantageous option exercise prices to grant recipients.

        At the beginning of fiscal year 2011, as requested by the Compensation Committee, Company management, in consultation with the outside consultants, recommended to the Committee target values of stock options and shares of restricted stock (units), based on then-current pricing models, which were utilized by the Committee to establish preliminary target values of long-term equity awards for the named executives. In February 2011, when the awards were actually granted, the Committee approved stock options and restricted stock awards using the same valuation model that had been discussed at the beginning of the fiscal year.

        In determining award levels for annual equity awards to named executives, the Committee takes into account the values of awards made to similarly situated individuals in the peer group, our overall performance, the individual performance of the named executive in the immediately preceding year and similar factors. In doing so, each year, with the input and guidance of the outside consultants, the Committee establishes target award amounts for a rating scale which the Committee then utilizes to determine the appropriate level of equity awards to be granted. More specifically, at the beginning of each fiscal year, each named executive is given a rating between 1 and 8 corresponding to the level of contributions of the named executive to the Company's performance during the prior fiscal year (with a "4" rating being commensurate with expected, but strong, performance). Our Chief Executive Officer provides input to the Compensation Committee (for officers other than himself) in determining the appropriate rating for each officer. For 2011, the ratings for the named executives (which, when made in early 2011, were significantly influenced by 2011 individual contributions) ranged from 3-5. The Committee evaluates each named executive's total long-term equity target percentile (as part of the Target Total Compensation Strategy described above), and an absolute value of intended long-term equity awards (determined in dollars) is set, which is then allocated between stock options and restricted stock awards utilizing a Black-Scholes method for valuing the equity awards. These determinations are typically evaluated during the first month of the fiscal year. Once the intended value of the awards is determined, the numbers of stock options and shares of restricted stock (units) are generally fixed utilizing an estimated stock price (typically a whole-dollar price approximating the 60-day average price as of the beginning of February and/or the average of the 30, 60 and 90-day average prices as of the beginning of February); however, since the Committee typically approves awards with an expected future grant date, there may be some variance between the intended value of these awards as compared to the actual value on the date of grant. Accordingly, in February 2011, the Committee determined to award the named executives stock options and restricted stock having the following intended values: Mr. Foster, $3,200,000; Mr. Ackerman, $870,000; Dr. Gillett, $570,000; Mr. Johst, $870,000; and Dr. Molho, $749,500. In addition, in recognition of Mr. Johst's additional responsibilities as General Counsel, in February 2011 the Company awarded him a separate grant of 2,700 shares of time-based restricted stock with an intended value of $100,000.

  CODA Program, Benefits and Perquisites

        Our employees, including the named executives, are generally eligible for certain benefits, such as medical, dental, basic life insurance and employer contributions to the Company's 401(k) plan. In addition, the Committee believes that, in certain instances, compensation can be conveyed to named executives and other members of senior management through the judicious use of other benefits and perquisites in a manner that is more cost-efficient than providing the base salary equivalent and which will simultaneously fulfill particular business purposes. Consequently, in lieu of the majority of historic and customary executive perquisites and benefits that existed prior to 2010, we established the Corporate Officer Discretionary Allowance (CODA) program, which provides specific cash allowance tiers based on an executive's level in the Company. Accordingly, in fiscal 2011, the named executives received annual cash allowances in the following amounts:

Officer Level	CODA

Chief Executive Officer	$180,000

Corporate Executive Vice President	$60,000

        The CODA program provides that the executive receives the full amount of the cash allowance each fiscal year. Each executive is permitted to use the cash amount based on his or her personal needs, although as these amounts were specifically intended to replace a number of in-kind perquisites previously provided by us, it is expected that the executive will generally utilize these amounts to substitute for the eliminated benefits. One-half of the CODA is subject to reimbursement if the executive is terminated or leaves the Company within the first six months of the fiscal year.

        In addition, the Company utilizes leased aircraft for business purposes on infrequent occasions where it is determined that such use is a prudent, economical and efficient method of transportation. Mr. Foster is permitted to utilize the Company-leased aircraft for non-business purposes. Mr. Foster reimburses the Company for the full incremental costs of such usage. We believe this benefit increases the level of safety and security for Mr. Foster, enables him to make more efficient use of his travel time, and entails minimal incremental cost to us for any accompanying family members.

Supplemental Elements of the Compensation Program

        We have a number of supplemental elements in the Compensation Program which are considered by the Committee, but do not factor directly into the annual determination of executive compensation. These elements have unique features and roles in the Program which led to their initial implementation and which continue to be important to the Program generally.

  Post-Termination Benefits and Agreements

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Potential Payments Upon Termination or Change in Control," the Compensation Program includes both (1) an Officer Separation Plan and (2) Change-in-Control Agreements. Company policy historically has been to provide eligibility under both the Officer Separation Plan to officers with the position of corporate vice president or above, and a Change-in-Control Agreement to officers with the position of corporate executive vice president or above. Both of these compensatory elements operate similarly: upon specified events which result in either the termination of the officer and/or a change in control of the Company, particular benefits will accrue to the officer (although payments made under the Change-in-Control Agreements will generally reduce or offset payments and benefits to which the officer may be entitled under the Officer Separation Plan). Each of the named executives is eligible to receive benefits under the Officer Separation Plan and each has a Change-in-Control Agreement.

        At its core, the Company views these compensatory elements as serving three important purposes. First, there is a critical recruitment and retention aspect. Second, these policies protect the benefits of executive officers who have provided long and meritorious service to the Company, particularly if there is an unexpected employment termination by us due to on-going changes in our employment needs. Finally, these elements avoid personal distractions and encourage employees to remain focused on our business in the event of a rumored or actual takeover. The Committee periodically conducts formal and informal market checks and believes that both the levels of payment to be made under these programs and the applicable triggers are appropriate and consistent with current general market practices.

  Deferred Compensation Plan Contributions

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Nonqualified Deferred Compensation," certain of our executives, including the named executives, receive a compensatory element in connection with our Deferred Compensation Plan. Presently, there are two different methods by which the Company may contribute. First, with respect to executives who were participants in the Company's now-discontinued Executive Supplemental Life Insurance Retirement Plan (ESLIRP), the Company credits to their accounts the present value of the annual Company accrual as it would have been calculated under the ESLIRP. This treatment applies to Messrs. Foster, Ackerman and Johst. Second, with respect to certain other employees, including Drs. Gillett and Molho, the Company provides an annual contribution to their Deferred Compensation Plan account of 10% of the sum of their base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus.

        We provide a Deferred Compensation Plan because the Company wishes to permit our executive employees to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. The Deferred Compensation Plan was implemented to motivate and ensure the retention of employees by providing them greater flexibility in structuring the timing of their compensation payments. The employer contributions to the Deferred Compensation Plan ultimately have their origins in the legacy ESLIRP program, which was a longstanding element of our executive compensation package.

  Retirement Plans

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Pension Benefits," the Company historically provided a retirement benefit for certain U.S. employees, including each of the named executives, until 2002, when the Company amended the existing U.S. defined benefit pension plan to exclude new participants. Effective April 30, 2008, we froze the pension plan, and no additional benefits will accrue to participants (and all participant's rights to benefits under the pension plan have fully vested).

Other Factors Underlying the Ongoing Implementation of the Compensation Program

  Stock Ownership Guidelines

        Our officer stock ownership guidelines operate as a related feature to the Compensation Program. The Board of Directors believes that senior management should have a meaningful economic stake in the Company in order to align the interests of management and our shareholders. Therefore, the Board has adopted stock ownership guidelines for senior management which are designed to satisfy an individual executive's need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our shareholders of management's commitment to creating corporate value.

        Under these guidelines, members of our senior management are required to maintain an ownership position, expressed as a multiple of salary, as follows:

CEO	4X base salary
Corporate Executive VP	3X base salary
Corporate Senior VP	2X base salary
Corporate VP	1X base salary

        Officers have four years from the time they attain the executive level listed above to comply with the ownership requirements. Stock options and unvested restricted stock are not counted toward the holding requirement. The Committee periodically reviews stock ownership levels of members of our executive management to ensure compliance.

        In October 2011, the Corporate Governance and Nominating Committee was asked by management to re-evaluate the stock ownership guidelines in light of the decline in our stock price in recent years, which had decreased the intended value of the annual long-term equity awards previously granted to officers that were originally designed to assist in the satisfaction of these guidelines. Management expressed concern that the holding requirement had realistic potential to create financial hardship for numerous officers under the existing four-year timeframe to attain compliance. It was determined that it was preferable to maintain the existing guidelines, but instead to allow for a one-year temporary grace period to allow officers to increase their respective holdings. Accordingly, in October 2011, the Board of Directors approved a one-year suspension of the officer stock ownership guidelines through October 20, 2012. Notwithstanding the suspension, most officers are in compliance with the holding requirement and the others have been instructed to use this grace period to come into compliance.

  Derivatives Trading

        We grant equity incentives for the reasons discussed above, including to align the interests of our employees with those of shareholders. Accordingly, our Insider Trading Policy prohibits employees (and directors) from trading in our derivative securities, such as puts or calls on our common stock, since such securities may diminish the alignment we are trying to foster, as well as expose the Company to potential embarrassment.

REPORT OF COMPENSATION COMMITTEE

        The Compensation Committee, comprised of independent directors, has reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company's management and, based on the review and discussions, recommended to Board of Directors that the CD&A be included in this Proxy Statement.

        The foregoing report has been furnished by the Compensation Committee.

THE COMPENSATION COMMITTEE Mr. William H. Waltrip (Chair) Mr. C. Richard Reese Dr. Deborah T. Kochevar

 EXECUTIVE COMPENSATION AND RELATED INFORMATION

2011 Summary Compensation Table

        The following table sets forth all of the compensation awarded to, earned by or paid to our named executives (our principal executive officer, our principal financial officer and our three other highest-paid executive officers) for the years ended December 26, 2009, December 25, 2010 and December 31, 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)		Total ($)
James C. Foster	2011	988,621	1,595,993	1,604,874	827,559	269,392	205,404		5,491,842
Chairman, Chief Executive	2010	967,500	1,516,800	1,942,400	0	143,549	188,716		4,758,965
Officer, President and	2009	948,500	1,339,200	1,285,897	0	91,941	1,585,708		5,251,246
Director
Thomas F. Ackerman	2011	473,732	444,360	445,955	274,889	265,073	73,548		1,977,558
Corporate Executive	2010	463,570	528,984	607,000	0	129,188	72,671		1,801,413
Vice President and	2009	454,480	427,800	410,945	0	51,003	494,353		1,838,581
Chief Financial Officer
Nancy A. Gillett	2011	462,892	288,834	290,718	100,000	32,398	125,522		1,300,363
Corporate Executive	2010	452,962	305,256	350,239	0	14,993	123,775		1,247,225
Vice President and	2009	444,080	370,050	352,245	0	10,182	477,873		1,654,430
President, Global
Preclinical Services
David P. Johst	2011	524,829	544,341	445,955	307,501	204,960	73,271		2,100,857
Corporate Executive	2010	513,570	689,765	677,412	0	86,457	73,722		2,040,926
Vice President, Human	2009	454,480	527,000	410,945	74,296	43,476	409,819		1,920,016
Resources, General
Counsel and Chief
Administrative Officer
Davide A. Molho	2011	417,427	385,112	387,812	235,617	—	213,796	(7)	1,639,763
Corporate Executive Vice	2010	408,010	310,944	358,130	31,213	—	358,308		1,466,605
President and President,
Global Research Models
and Services

(1)
These amounts represent the aggregate grant date fair value of restricted stock awards granted in fiscal 2011, fiscal 2010 and fiscal 2009, respectively, computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see note 9 to our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-based Compensation," included in our Form 10-K for the fiscal year ended December 31, 2011.

(2)
These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal 2011, fiscal 2010 and fiscal 2009, respectively, computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see note 9 to our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-based Compensation" included in our Form 10-K for the fiscal year ended December 31, 2011.

(3)
Reflects payments under our EICP plan for the respective fiscal year, which are paid the following February.

(4)
Reflects the aggregate change in actuarial present value of the named executive officers' accumulated benefits under the Charles River Laboratories, Inc. Pension Plan for Messrs. Foster, Ackerman, and Johst and Dr. Gillett. The positive change in U.S. Pension Plan present values in 2011 was due to both a decrease in the discount rate from 2010 (5.5%) to 2011 (4.3%) and interest attributable to the passage of time. Above-market or preferential earnings are not available under our

  Deferred Compensation Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.

(5)
For fiscal year 2011, the amounts in this column include the following: (a) 2011 employer contributions under our 401(k) Plan (Mr. Foster, $7,350; Mr. Ackerman, $7,350; Mr. Johst, $7,350; Dr. Gillett, $7,102 and Dr. Molho, $7,073); (b) cash allowances amounts provided to our named executives pursuant to our Corporate Officer Discretionary Allowance (CODA) program (Mr. Foster, $180,000; Mr. Ackerman, $60,000; Mr. Johst, $60,000; Dr. Gillett, $60,000 and Dr. Molho, $60,000); (c) amounts received in recognition of length of service to the Company (awards granted to our employees generally); and (d) miscellaneous personal benefits and perquisites in each case, with the exception of Dr. Molho, in an aggregate amount less than $10,000. The amounts in this column also include amounts credited by the Company to the named executives' Deferred Compensation Plan accounts, as described further in footnote (6) below. On a small number of occasions during 2011, some of the named executives used tickets purchased by the Company to attend certain events; however, there was no incremental cost to us attributable to the named executives' use of these tickets.

(6)
Includes amounts credited to the named executives' Deferred Compensation Plan account balances (net of FICA taxes). Additional amounts credited with respect to fiscal year 2011 are as follows: Mr. Foster, $7,310; Mr. Ackerman, $4,755; Mr. Johst, $2,320; Dr. Gillett, $55,985, and Dr. Molho, $64,425.

(7)
Includes amounts for Dr. Molho related to relocation expenses in 2011 consisting of (1) travel expenses for a limited number of yearly return visits for Dr. Molho's family, (2) childcare and/or school and education tuition for Dr. Molho's children, (3) international tax planning and preparation related to the relocation, (4) a tax equalization payment and (5) a tax gross-up amount. The aggregate costs to the Company for these relocation benefits to Dr. Molho in 2011 were $82,298, including $28,901 reflecting tax gross-up amounts.

 2011 Grants of Plan-Based Awards

        The following table sets forth the information regarding grants of plan-based awards made to our named executives during 2011. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

							All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)		Grant Date Fair Value of Stock and Option Awards ($)(5)
			Date of Board or Compensation Committee Action to Approve Grant (1)						Exercise or Base Price of Option Awards ($/Sh)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)

Name	Type of Award(*)	Grant Date		Threshold ($)	Target ($)	Maximum ($)

James C. Foster	EICP	11/19/10	11/29/10	23,917	597,915	1,494,788
	SO	2/25/11	2/17/11					142,150	37.03	1,604,874
	RS	2/25/11	2/17/11				43,100			1,595,993

Thomas F. Ackerman	EICP	11/19/10	11/29/10	4,011	200,540	501,350
	SO	2/25/11	2/17/11					39,500	37.03	455,955
	RS	2/25/11	2/17/11				12,000			444,360

Nancy A. Gillett	EICP	11/19/10	11/29/10	5,016	125,409	489,878
	SO	2/25/11	2/17/11					25,750	37.03	290,718
	RS	2/25/11	2/17/11				7,800			288,834

David P. Johst	EICP	11/19/10	11/29/10	8,887	222,170	555,426
	SO	2/25/11	2/17/11					39,500	37.03	455,955
	RS	2/25/11	2/17/11				14,700			544,341

Davide A. Molho	EICP	11/19/10	11/29/10	7,060	176,506	441,264
	SO	2/25/11	2/17/11					34,350	37.03	387,812
	RS	2/25/11	2/17/11				10,400			385,112

(*)
Types of Award:

        EICP—Executive Incentive Compensation Plan
        SO—Stock Option
        RS—Restricted Stock

(1)
See the section of the Proxy Statement entitled "Compensation Discussion and Analysis" for a discussion regarding our equity award grant date practices.

(2)
Reflects the threshold amount payable (20% of target for corporate goals), the target amount payable (60% of historical target for at-plan performance of Corporate and global RMS goals, 33% of historical target for at-plan performance of PCS goals), and maximum amount payable (175% of historical target for all goals) under the EICP plan for fiscal year 2011, per the adjusted 2011 payout approved by the Compensation Committee. See the description of the adjusted 2011 EICP plan under "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Awards" set forth on pages 29-33 of this Proxy Statement. Threshold amounts reflect minimum award opportunity under the EICP plan for the smallest weighted EICP goal for the respective named executive, although if minimum performance levels (95% of performance target) are not achieved, there may be no payout. Under certain discretionary circumstances, additional amounts can be paid under the EICP plan. The potential payouts are performance-driven and therefore completely variable. Actual amounts paid to the named executives under the EICP plan with respect to fiscal year 2011 are set forth in the Summary Compensation Table above.

(3)
Reflects restricted common stock granted on February 25, 2011.

(4)
Reflects stock options granted on February 25, 2011.

(5)
The grant date fair market value of options has been calculated using the Black-Scholes pricing model, based on the following assumptions: an expected volatility of 33.5%, a weighted average expected life of 4.23 years and a risk-free interest rate of 2.23%. The grant date fair value of restricted stock is determined from the market value of the stock on the date of grant.

  Description of Certain Awards Granted in 2011

        All awards of stock options and restricted stock were granted pursuant to our 2007 Incentive Plan, as amended. Options vest and become exercisable in equal installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. Restricted shares generally vest in equal installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment, with the exception of 2,700 shares of restricted stock that were granted to Mr. Johst on February 25, 2011, which vest in equal installments on or about the anniversary date in each of the two years following the date of grant, subject to continued employment. The exercise price of stock options is equal to the closing price of our common stock on the date of grant. All grants of non-equity incentive plan awards have been made pursuant to our EICP plan.

  Employment-Related Agreements and Arrangements

        As described in the Compensation Discussion and Analysis, we do not enter into employment agreements with any of our corporate executive officers, including the named executives. The named executives, however, are beneficiaries of certain separation and change-in-control agreements, as well as defined benefit and deferred compensation arrangements, as further described below in this Proxy Statement. In addition, Dr. Molho receives certain compensation benefits as provided by letter agreements he entered into with us in 2009 concurrent with his then-promotion to Corporate Senior Vice President and his commitment to relocate from Europe to our corporate headquarters in Massachusetts.

 Outstanding Equity Awards at Fiscal 2011 Year-End

        The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our named executive officers as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

James C. Foster	117,380	0		32.15	07/15/2012
	196,958	0		32.87	07/23/2013
	150,000	0		43.07	02/13/2014
	142,206	0		47.75	02/17/2015
	23,438	0		47.36	05/09/2015
	121,400	0		38.03	08/11/2013
	84,450	0		46.60	02/23/2014
	59,925	19,975	(2)	58.58	02/28/2015
	0	106,625	(3)	24.80	02/27/2016
	40,000	120,000	(4)	37.92	02/26/2017
	0	142,150	(5)	37.03	02/25/2018	107,125	(6)	2,927,726

Thomas F. Ackerman	23,400	0		32.15	07/15/2012
	26,600	0		32.87	07/23/2013
	20,200	0		43.07	02/13/2014
	32,930	0		47.75	02/17/2015
	11,719	0		47.36	05/09/2015
	26,250	0		38.03	08/11/2013
	31,650	0		46.60	02/23/2014
	19,575	6,525	(2)	58.58	02/28/2015
	34,075	34,075	(3)	24.80	02/27/2016
	12,500	37,500	(4)	37.92	02/26/2017
	0	39,500	(5)	37.03	02/25/2018	33,376	(7)	912,166

Nancy A. Gillett	15,400	0		38.03	08/11/2013
	25,388	0		46.60	02/23/2014
	20,850	6,950	(2)	58.58	02/28/2015
	0	29,625	(3)	24.80	02/27/2016
	7,212	21,638	(4)	37.92	02/26/2017
	0	25,750	(5)	37.03	02/25/2018	23,776	(8)	649,798

David P. Johst	23,400	0		32.15	07/15/2012
	26,600	0		32.87	07/23/2013
	20,200	0		43.07	02/13/2014
	32,930	0		47.75	02/17/2015
	11,719	0		47.36	05/09/2015
	26,250	0		38.03	08/11/2013
	29,450	0		46.60	02/23/2014
	19,575	6,525	(2)	58.58	02/28/2015
	17,038	34,075	(3)	24.80	02/27/2016
	13,950	41,850	(4)	37.92	02/26/2017
	0	39,500	(5)	37.03	02/25/2018	38,596	(9)	1,054,829

Davide A. Molho	2,284	0		47.75	02/17/2015
	4,100	0		38.03	08/11/2013
	3,750	0		46.60	02/23/2014
	3,675	1,225	(2)	58.58	02/28/2015
	10,025	10,025	(3)	24.80	02/27/2016
	7,375	22,125	(4)	37.92	02/26/2017	2,988	(10)	81,662
	0	34,350	(5)	37.03	02/25/2018	16,550	(11)	452,312

(1)
Calculated based on the closing price ($27.33) of our stock on December 30, 2011, the last trading day of the fiscal year 2011.

(2)
The unexercisable stock options vest on 2/29/2012.

(3)
One half of the unexercisable stock options vest on each of the following dates: 2/27/2012 and 2/27/2013.

(4)
One third of the unexercisable stock options vest on each of the following dates: 2/26/2012, 2/26/2013 and 2/26/2014.

(5)
The stock options vest in 25% increments on each of the following dates: 2/25/2012, 2/25/2013, 2/25/2014 and 2/25/2015.

(6)
The stock awards vest as follows: 7,025 shares vest on 2/29/2012, 13,500 shares vest on 2/27/2012, 13,500 shares vest on 2/27/2013, 10,000 shares vest on 2/26/2012, 10,000 shares vest on 2/26/2013, 10,000 shares vest on 2/26/2014, 10,775 shares vest on 2/25/2012, 10,775 shares vest on 2/25/2013, 10,775 shares vest on 2/25/2014 and 10,775 shares vest on 2/25/2015.

(7)
The stock awards vest as follows: 2,288 shares vest on 2/29/2012, 4,312 shares vest on 2/27/2012, 4,313 shares vest on 2/27/2013, 3,488 shares vest on 2/26/2012, 3,487 shares vest on 2/26/2013, 3,488 shares vest on 2/26/2014, 3,000 shares vest on 2/25/2012, 3,000 shares vest on 2/25/2013, 3,000 shares vest on 2/25/2014 and 3,000 shares vest on 2/25/2015.

(8)
The stock awards vest as follows: 2,438 shares vest on 2/29/2012, 2,812 shares vest on 2/27/2012, 2,813 shares vest on 2/27/2013, 937 shares vest on 2/27/2012, 938 shares vest on 2/27/2013, 2,013 shares vest on 2/26/2012, 2,012 shares vest on 2/26/2013, 2,013 shares vest on 2/26/2014, 1,950 shares vest on 2/25/2012, 1,950 shares vest on 2/25/2013, 1,950 shares vest on 2/25/2014 and 1,950 shares vest on 2/25/2015.

(9)
The stock awards vest as follows: 2,288 shares vest on 2/29/2012, 4,312 shares vest on 2/27/2012, 4,313 shares vest on 2/27/2013, 5,208 shares vest on 2/26/2012, 3,887 shares vest on 2/26/2013, 3,888 shares vest on 2/26/2014, 4,350 shares vest on 2/25/2012, 4,350 shares vest on 2/25/2013, 3,000 shares vest on 2/25/2014 and 3,000 shares vest on 2/25/2015.

(10)
Consists of restricted stock units which vest as follows: 438 units vest on 2/29/2012, 1,275 units vest on 2/27/2012, and 1,275 units vest on 2/27/2013.

(11)
The stock awards vest as follows: 2,050 shares vest on 2/26/2012, 2,050 shares vest on 2/26/2013, 2,050 shares vest on 2/26/2014, 2,600 shares vest on 2/25/2012, 2,600 shares vest on 2/25/2013, 2,600 shares vest on 2/25/2014 and 2,600 shares vest on 2/25/2015.

        We have not engaged in any option repricings or other modifications to any of our outstanding equity awards during fiscal years 2009, 2010 or 2011.

2011 Option Exercises and Stock Vested

        The following table shows information regarding stock option exercises and vesting of restricted stock awards and restricted stock units with respect to the named executives during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James C. Foster	146,625	1,933,324	37,963	1,400,563
Thomas F. Ackerman	2,757	22,139	12,875	474,810
Nancy A. Gillett	29,625	355,115	11,175	411,728
David P. Johst	38,837	434,016	16,395	605,295
Davide A. Molho(3)	0	—	4,087	151,114

(1)
The value realized on the exercise of stock options and the immediate sale of shares acquired upon exercise is based on the difference between the exercise price and the intraday price of our common stock at the time of exercise. In other circumstances, such as when the underlying shares are held following the exercise of the stock option, the value realized is based on the difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)
The value realized on vesting of restricted stock is based on the closing price of our common stock on the trading date immediately preceding the date of vesting.

(3)
Dr. Molho's total includes 2,037 restricted stock units which vested in 2011.

 2011 Pension Benefits

        One of our sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan, is a qualified, non-contributory plan that covers most U.S. employees hired prior to January 1, 2002. Employees hired after December 31, 2001 are not eligible to participate in this Pension Plan. Each of the named executives, with the exception of Dr. Molho, is a participant in the pension plan and has an accrued pension benefit thereunder. The Pension Plan was frozen effective April 30, 2008. No additional benefits will accrue to participants after such date. All participants' rights to benefits under this plan have vested.

        Benefits under the Pension Plan are based on the participants' highest five consecutive years of compensation and years of service as of April 30, 2008. The amount of pension payable annually at normal retirement (age 65) is equal to the greatest of: (1) 1 1/8% of participants' highest average five consecutive years of compensation (excluding compensation earned after April 30, 2008) multiplied by years of service earned through April 30, 2008 (up to 40 years), less the maximum offset allowance determined as of April 30, 2008 in accordance with the Code Section 401(l); (2) $180 multiplied by years of service as of April 30, 2008; and (3) $1,500. In addition, certain officers and key employees are entitled to a frozen supplemental benefit ranging in amount from $51,000-$97,000. The applicable amounts for the named executives are as follows: Mr. Foster, $73,000; Mr. Ackerman, $97,000; and Mr. Johst, $79,000. Dr. Gillett is not entitled to a frozen supplemental benefit.

        Compensation under the Pension Plan generally would include amounts shown as salary and non-equity incentive plan compensation for the named executives (as shown on the Summary Compensation Table above) and would exclude any wages derived from stock options or severance pay. Early retirement benefits are provided to any retiring participant who has attained age 55 and completed five years of vesting service. The early retirement benefit is equal to the participant's normal retirement benefit reduced by 5/9% per month for the first 60 months and 5/18% for each month over 60 by which the participant's benefit commencement date precedes his or her normal retirement date. Messrs. Foster and Ackerman and Dr. Gillett are each currently eligible for early retirement.

        Participants' rights to benefits under this plan vest upon completion of five years of service.

        The table below sets forth information regarding the accumulated benefits of the named executives under our Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James C. Foster	Charles River Laboratories, Inc. Pension Plan	32.6	1,480,139	0
Thomas F. Ackerman	Charles River Laboratories, Inc. Pension Plan	20.0	1,233,715	0
Nancy A. Gillett	Charles River Laboratories, Inc. Pension Plan	8.0	140,891	0
David P. Johst	Charles River Laboratories, Inc. Pension Plan	17.0	733,543	0

(1)
The maximum years of credited service under our Pension Plan is 40 years.

(2)
The present value of accumulated benefits disclosed is based on the assumptions used in our financial statement disclosures. For the Pension Plan these assumptions include a discount rate of 4.30% and mortality in accordance with the RP-2000 Mortality Table for 2011 (as prescribed by Treasury regulation 1.430(h)(3)-1). The amounts reflected in this column include the frozen supplemental benefit amounts referred to in the description of the Pension Plan above. The normal form of payment under the Pension Plan is a straight-life annuity.

 2011 Nonqualified Deferred Compensation

        We maintain the Charles River Laboratories Deferred Compensation Plan (Deferred Compensation Plan) for certain eligible employees, including our named executives. Under the Deferred Compensation Plan, participants may elect to defer bonus and salary amounts, and may select the investment returns to be applied to deferred amounts from among a menu of referenced mutual funds as well as an interest crediting rate.

        The plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974. Participants must specify the distribution date for deferred amounts at the time of deferral, in accordance with applicable IRS regulations. Generally, amounts may be paid in lump sum or installments upon retirement or termination of employment, or later if the employee terminates employment after age 55 and before age 65. Amounts may also be distributed during employment, subject to a minimum deferral requirement of three years.

        In addition to the Deferred Compensation Plan, certain of our officers and key employees also participate, or in the past participated, in our amended and restated Executive Supplemental Life Insurance Retirement Plan, or ESLIRP, which is a non-funded, non-qualified arrangement. Annual benefits under this plan equal a percentage of the average of the highest five consecutive years of compensation, offset by amounts payable under our Pension Plan and Social Security. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. The normal retirement age is 62. Eligible spouses (married one year or longer at the executive's retirement date) receive survivor benefits at a rate of 100% of the benefit paid to the executives during the first 15 years following retirement and at the rate of 50% thereafter. Executive officer participants vest as to 50% of the total benefit after five years of service with a 10% incremental increase in vesting percentage for each year thereafter. The total ESLIRP benefit will be offset by our Pension Plan and Social Security.

        In connection with the establishment of the Deferred Compensation Plan in 2006, current active employees who agreed to convert their accrued ESLIRP benefit to a comparable deferred compensation benefit discontinued their direct participation in the ESLIRP. Instead, the present values of the accrued benefits of ESLIRP participants were credited to their Deferred Compensation Plan accounts, and future ESLIRP accruals will now be converted to present values and credited to their Deferred Compensation Plan accounts annually. Messrs. Foster, Ackerman and Johst were participants in the ESLIRP. Upon the adoption of the Deferred Compensation Plan, the value of their accrued ESLIRP benefits, after adjustments for outstanding Medicare taxes, were credited to their Deferred Compensation Plan account balances as follows: Mr. Foster: $6,506,049, Mr. Ackerman: $1,697,380, and Mr. Johst: $1,245,235.

        In addition, we provide certain active employees, including Drs. Gillett and Molho, an annual contribution into their Deferred Compensation Plan account of 10% of the employee's base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus. The credited amounts for Dr. Gillett and Dr. Molho vest in 1/4 increments annually over a four-year period.

        Separately, the Deferred Compensation Plan provides certain senior executives, including the named executives, with a pre-retirement life insurance death benefit equal to four times the sum of (1) their base annual salary plus (2) their target bonus amounts, less $50,000 which is provided by the group plan. For total life insurance amounts potentially payable to the named executive upon their termination of employment due to death, see the section of this Proxy Statement entitled "Executive Compensation and Related Information—Potential Payments Upon Termination or Change in Control."

        The following table sets forth, for each of our named executives, information regarding their participation in our Deferred Compensation Plan during 2011.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(2)
James C. Foster	0	0	412,861	0	9,292,324
Thomas F. Ackerman	0	0	(64,791)	0	3,276,074
Nancy A. Gillett	0	44,578	9,230	0	363,664
David P. Johst	0	5,284	(20,085)	0	2,391,910
Davide A. Molho	0	44,109	(3,309)	0	40,800

(1)
For purposes of consistency, the amounts shown in this table include only those contributions, earnings, withdrawals, and distributions that occurred during calendar year 2011. Accordingly, amounts credited by us with respect to compensation earned in the last fiscal year, but which are credited in 2012, have not been included in this table. However, these amounts (Mr. Foster, $7,310; Mr. Ackerman, $4,755; Dr. Gillett, $55,985; Mr. Johst, $2,320; and Dr. Molho, $64,425) have been included in the total compensation set forth in the Summary Compensation Table under the column entitled "All Other Compensation." As further discussed in the narrative above, the amounts set forth in the column entitled "Registrant Contributions in Last FY" represent the present value of the accrued benefits, after adjustments for outstanding Medicare taxes, which were credited to the named executives' Deferred Compensation Plan account balances.

(2)
The amounts listed under the column "Registrant Contributions in Last FY" in this table and in prior years have been reported as compensation in the Summary Compensation Table for previous years.

Potential Payments upon Termination or Change in Control

        The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated on December 31, 2011, given the named executive's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. (Since our last trading day in fiscal 2011 was December 30, 2011, where applicable we have assumed a stock price of $27.33, the closing price on that date.) Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the named executive's age.

  Disability and Life Insurance

        Separate from the provisions of the Officer Separation Plan or the change in control agreements discussed below, the named executives may be entitled to disability or life insurance proceeds in the event of termination due to such events. For instance, in the event of termination of the named executives as a result of disability, disability insurance could provide, in line with our other employees, up to a maximum additional amount of 100% of salary for up to 26 weeks (short-term disability) and up to 60% of basic monthly earnings up to $25,000 per month (long-term disability). In the event of termination of the named executives as a result of death, additional life insurance payments could provide a maximum additional amount to the named executives' beneficiaries as follows: Mr. Foster, $7,972,201; Mr. Ackerman, $3,246,840; Dr. Gillett, $3,172,541; Mr. Johst, $3,597,045; and Dr. Molho, $2,857,710 (inclusive of amounts payable as a result of the pre-retirement death benefit pursuant to our

Deferred Compensation Plan). The total termination compensation described below does not include these amounts.

  Severance Plans

        Under our Officer Separation Plan, a corporate officer whose employment is terminated by us for reasons other than cause, voluntary resignation, disability, early or normal retirement or death and who has not been offered a comparable position (as defined under the Officer Separation Plan) with us is entitled to receive a severance payment in accordance with the following table:

Years of Completed Company Service at Separation Date

	Less than 2 years	2 years to 5 years	5 years or more

Level:	Amount of Base Salary Pay Continuations:

Executive Vice President and above	One year	One year; additional 12 months mitigated severance	Two years
Senior Vice President	Six months	One year	One year; additional 12 months mitigated
Vice President	Six months	Six months; additional six months mitigated severance	One year

        During the period in which such officer receives paid outsourcing support from us, the officer is entitled to receive the mitigated severance on a month-to-month basis (up to the maximum period set forth in the table above) to the extent the officer has not accepted an offer for full-time employment, advisory, consulting or other full-time work. Corporate officers will be entitled to be paid accrued vacation time and unused paid time off. In addition, the Officer Separation Plan provides corporate officers with certain benefits continuing for the length of the severance payments (primarily health and welfare benefits), as well as reimbursement for specified outplacement services. Furthermore, corporate officers who are participants in the EICP plan may be eligible for payouts in accordance with the terms and conditions of the EICP. Payments under the Officer Separation Plan are generally made bi-weekly (our normal payroll cycle), although if any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the officer to additional tax, interest or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service, or the officer's death. In exchange for these payments, the officer must execute a release agreement satisfactory to us that includes, among other things, agreement not to compete with us or solicit our employees for one year following the officer's separation. The Officer Separation Plan is not applicable to any corporate officer who has entered into a written employment agreement providing for severance payments. Each of the named executives is a participant in this plan.

  Change in Control Agreements

        We have entered into change in control agreements with our corporate officers with the position of corporate executive vice president or above, including each of the named executives. These agreements provide such officer with severance and other benefits in the event his or her employment terminates under certain conditions during the term of the agreement and within one year following a "change in control" (as defined in the agreements). Each agreement has a term of three years, with automatic one-year extensions thereafter. Payments made to the corporate officer under the agreement will generally offset or reduce payments and benefits to which the officer may be entitled under any other severance plan or agreement with us (including the Officer Separation Plan described above).

        The agreements provide that any options to acquire our common stock awarded to the corporate officer under any stock option or other long-term incentive plan shall become fully exercisable upon the occurrence of the change in control. In addition, restrictions on any shares of our restricted stock held by the corporate officer shall lapse upon the occurrence of the change in control.

        Each corporate officer covenants in his or her agreement that, in the event of a change in control during the term of the agreement, he or she will remain in our employ after the change in control until the earliest of (1) six months after the date of the change in control, (2) termination by the corporate officer of his or her employment for "good reason" (as defined in the agreement) or by reason of death, disability or retirement, or (3) termination of the corporate officer's employment by us for any reason.

        If the employment of the corporate officer is terminated during the term of the agreement and on or before the first anniversary of a change in control (1) by us other than for "cause" (as defined in the agreement), death or disability, or (2) by the corporate officer for good reason, the corporate officer will be entitled to certain severance benefits, as follows:

  •
  a lump sum cash severance payment equal to a multiple of three (Mr. Foster only) and two (all other named executives) times the sum of (1) the corporate officer's then-annual base salary and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs;

  •
  for those corporate officers at the Senior Vice President level and above, an additional payment to "gross-up" the corporate officer for any excise tax imposed by Section 4999 of the Code (provided that if the aggregate value of payments by us to or on behalf of the corporate officer is less than 315% of the "base amount" (as defined under §280G(b)(3) of the Code), the corporate officer will not be entitled to a "gross-up" and instead such payments shall be reduced to an amount equal to $1 less than 300% of the "base amount");

  •
  additional service credit of three years (Mr. Foster) and two years (all other named executives) for pension purposes assuming a 4% increase in compensation for each year;

  •
  continuation of group medical benefits and certain other perquisites for a period of three years (Mr. Foster only) and two years (all other named executives); and

  •
  26 weeks of outplacement services (up to $50,000), and payment of legal fees incurred in connection with any termination of employment other than a termination by us for cause.

        If any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the named executive to additional tax, interest or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service, or the named executive's death.

        A "change in control" is defined in each agreement as any one of the following: (1) the closing of the sale of all or substantially all of our assets as an entirety to any person or related group of persons; (2) our merger or consolidation with or into another corporation or the merger or consolidation of another corporation with or into us or one of our subsidiaries, such that immediately after such transaction our outstanding voting securities immediately prior to such transaction represent less than a majority of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; or (3) the closing of a transaction pursuant to which beneficial ownership of more than 50% of our outstanding common stock (assuming the issuance of common stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire common stock) is transferred to a single person or entity, or a "group" (within the meaning of Rule 13d-5(b)(l) of the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions.

        Under the agreement, the term "cause" is defined as: (1) the willful and continued failure of the corporate officer to perform his or her duties with us, (2) a substantial violation of our Code of Business Conduct and Ethics (and any successor policy), (3) conviction of a felony, or (4) engaging in conduct that violates the confidentiality provisions of the agreement. "Good Reason" is generally defined to include: (1) situations such as the assignment to the corporate officer of duties inconsistent with his or her position or responsibility prior to the change in control, (2) a reduction in annual base salary (excluding across-the-board salary reductions affecting all senior executives), (3) failure to pay any portion of current compensation or deferred compensation when due after the expiration of a grace period (excluding across-the-board reductions or failures affecting all senior executives), (4) failure to maintain any compensation plan that is material to the corporate officer's total compensation, (5) failure to maintain material benefits that are substantially the same as those in effect when the change in control occurs, and (6) job relocations requiring the corporate officer to relocate more than 50 miles from the office where he or she is based.

  Severance Payments Absent a Change-in-Control

        The chart below sets forth the amounts payable to each named executive in the event of termination absent a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  Termination occurs on December 31, 2011 (last day of the fiscal year 2011).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid for by us; therefore it was not included as a part of the cash severance payment. However, in actual practice, under the EICP plan, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death or disability).

  •
  We have assumed that none of the named executives has accrued or unused vacation remaining at the time of termination.

Benefits Continuation—

  •
  In accordance with the Officer Separation Plan, the benefits continuation value for each named executive includes continuation of medical and dental coverage for the applicable severance period.

Retirement Plan Benefits—

  •
  The values reflect the total account balance in the Deferred Compensation Plan as of December 31, 2011, and the lump sum present value of the accrued benefits under our Pension Plan as of December 31, 2011.

  •
  Benefits under these plans are currently vested and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code).

Other Benefits—

  •
  The Officer Separation Plan provides for professional outplacement services for all of the named executives. The values reflect the maximum cost of professional outplacement services equal to the lesser of: (1) 15% of the executive's base salary and prior year's bonus paid or (2)(a) $75,000 (for executive vice presidents (or higher)) or (b) $50,000 (for senior vice presidents and vice presidents).

Equity—

  •
  In accordance with the 2007 Incentive Plan, as amended, the named executives are entitled to up to three months after termination to exercise any vested stock options. We have assumed that any unvested options or restricted stock after such time are forfeited.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Total

James C. Foster

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$10,772,463	$0	$10,772,463

Involuntary Termination—Not for Cause/Good Reason	$1,993,050	$29,646	$0	$10,772,463	$75,000	$12,870,159

Thomas F. Ackerman

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$4,509,789	$0	$4,509,789

Involuntary Termination—Not for Cause/Good Reason	$954,952	$29,646	$0	$4,509,789	$71,621	$5,566,009

Nancy A. Gillett

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$504,555	$0	$504,555

Involuntary Termination—Not for Cause/Good Reason	$993,100	$38,810	$0	$504,555	$69,983	$1,546,447

David P. Johst

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$3,125,453	$0	$3,125,453

Involuntary Termination—Not for Cause/Good Reason	$1,057,954	$38,810	$0	$3,125,453	$75,000	$4,297,217

Davide A. Molho

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$40,800	$0	$40,800

Involuntary Termination—Not for Cause/Good Reason	$840,504	$38,810	$0	$40,800	$67,720	$987,834

(1)
Equity value for death, disability and termination without Cause or for Good Reason absent a change-in-control reflects the value of any unvested, but accelerated, stock options and restricted stock (units). In these termination situations, unvested awards do not accelerate.

(2)
Reflects payment for professional outplacement services at the lesser of (a) 15% of the officer's annualized pay (base pay and prior year bonus actually paid), and (b) $75,000.

Severance Payments Following a Change-in-Control

        The chart below sets forth the amounts payable to each named executive in the event of termination following a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  A change-in-control is assumed to have occurred on December 31, 2011 (last day of the fiscal year 2011). However, no change-in-control actually occurred on the aforementioned date.

  •
  Termination occurs on December 31, 2011 (last day of the fiscal year 2011).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid by us; therefore it was not included as a part of the cash severance payment. However, in actual practice, under the EICP plan, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death or disability).

  •
  For purposes of determining the amount of the lump sum cash severance payment equal to a multiple of three (Mr. Foster only) and two (all other named executives) times the sum of (1) the corporate officer's then annual base salary and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs, we have assumed that the target bonus is the modified target bonus for fiscal 2011, as discussed in more detail in the section of this Proxy Statement entitled "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Awards."

  •
  We have assumed that none of the named executives has any accrued or unused vacation remaining at the time of termination.

Benefits Continuation—

  •
  The benefits continuation value for each named officer includes 24-month continuation (36 for Mr. Foster) of medical, dental, basic life/AD&D, long-term disability and other welfare-type benefits at the time of termination.

Retirement Plan Benefits—

  •
  In addition to the triggered benefits described above, the values reflect the total account balance of the Deferred Compensation Plan as of December 31, 2011, and the lump sum present value of the accrued benefits under the Pension Plan as of December 31, 2011.

  •
  Under the Pension Plan, no additional compensation for additional years' service credit has been added since the Pension Plan was frozen in 2008.

  •
  Benefits under these plans are vested and will automatically be paid upon any termination.

Equity—

  •
  The change-in-control agreements provide for full acceleration of all unvested equity awards upon a change-in-control. The values reflect the in-the-money value of all unvested stock options and the value of all unvested restricted stock. While this provision in the change-in-control agreements provides the named executives with contractual acceleration rights, we note that under each of our applicable stock option plans, including the 2007 and 2000 Incentive Plans, a change-in-control transaction will generally provide for automatic vesting and, if relevant, exercise of outstanding awards. Accordingly, the accelerated treatment applicable to the named executives' equity awards will apply equally to all of our equity plan participants. This vesting feature, which is in our 2007 and 2000 Incentive Plans, both of which have been approved by our shareholders, is in place because we believe that utilizing a single event to vest awards provides a simple and certain approach for treatment of equity awards in a transaction that will likely result in the elimination or de-listing of our stock. This provision recognizes that such transactions have the potential to cause a significant disruption or change in employment relationships and thus treats all employees the same regardless of their employment status after the transaction. In addition, it provides our employee option holders and restricted stock (unit) holders with the same benefit as our other shareholders who are free to realize the value created at the time of the transaction by selling their equity.

Tax 280G Gross-Up—

  •
  The change-in-control agreements for the named executives provide that we pay the 20% excise tax under Section 4999 of the Code for the executive, but only if the payments subject to the tax is more than 315% of the executive's five-year average W-2 taxable income. If the total severance payments do not exceed this amount, then payments are reduced to $1 less than the safe harbor limit (300% of the five-year average W-2 taxable income).

  •
  Based on the totality of assumptions, in no case do the total severance payments to a named executive amount to more than 315% of the executive's five-year average W-2 taxable income.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Tax Gross-Up	Total

James C. Foster

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$3,197,488	$10,772,463	$0	$0	$13,969,951

Involuntary Termination (Severance)—Not for Cause/Good Reason	$4,783,320	$147,646	$3,197,488	$10,772,463	$50,000	$0	$18,950,916

Thomas F. Ackerman

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$998,376	$4,509,789	$0	$0	$5,508,165

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,356,032	$63,015	$998,376	$4,509,789	$50,000	$0	$6,977,211

Nancy A. Gillett

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$724,749	$504,555	$0	$0	$1,229,304

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,183,917	$60,548	$724,749	$504,555	$50,000	$0	$2,523,770

David P. Johst

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$1,141,038	$3,125,453	$0	$0	$4,266,491

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,502,295	$62,698	$1,141,038	$3,125,453	$50,000	$0	$5,881,484

Davide A. Molho

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$559,337	$40,800	$0	$0	$600,137

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,193,516	$53,052	$559,337	$40,800	$50,000	$0	$1,896,705

(1)
Equity value following a change-in-control reflects the value of all unvested stock options, restricted stock, restricted stock unit and performance awards, assuming all options, restricted stock (unit) outstanding as of the date of the change-in-control accelerate and become fully exercisable (using our closing stock price on December 30, 2011 of $27.33).

(2)
Reflects maximum payment for professional outplacement services.

Related Person Transaction Policy

        We maintain a formal Related Person Transactions Policy (available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption) which is intended to promote the timely identification of transactions involving "related persons" (as such term is defined pursuant to SEC regulations) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. The policy covers any financial transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships. The Board has designated the Audit Committee to oversee this policy.

        If a transaction qualifies as a related person transaction, the Audit Committee then considers all relevant facts and circumstances including, without limitation: commercial reasonableness of the terms; the benefit and perceived benefit, or lack thereof, to us; opportunity costs of alternate transactions; the materiality and character of the related person's direct or indirect interest; and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is either (1) in our best interests and our shareholders or (2) is not inconsistent with our best interests and our shareholders.

        As of the date of this Proxy Statement, we are not aware of the existence of any related person transaction since the beginning of fiscal year 2011.

Compensation Committee Interlocks and Insider Participation

        During the 2011 fiscal year, the Compensation Committee consisted of Dr. Kochevar, and Messrs. Reese, Rogers and Waltrip. Mr. Rogers' term as director concluded on May 10, 2011. None of these individuals has served as our officer or employee or for any of our subsidiaries. We are not aware of any compensation committee interlocks.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. During fiscal 2011, the members of the Audit Committee included Messrs. Bertolini, Chubb, Massaro, and Waltrip. Mr. Waltrip rotated off of the Audit Committee after the 2011 annual meeting of shareholders, and Mr. Bertolini rotated on the Audit Committee at that time.

        The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, its compliance with legal and regulatory requirements and the quality of its external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process. The Board of Directors has determined that Robert J. Bertolini, Stephen D. Chubb, and George E. Massaro are each Audit Committee financial experts. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2011, the Audit Committee took the following actions:

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011, the quarterly financial statements and the annual and quarterly earnings press releases with management, which has primary responsibility for the financial statements and the earnings releases, and PricewaterhouseCoopers LLP, our independent registered public accounting firm.

  •
  Reviewed and discussed with management the requirements under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and monitored the activity surrounding the compliance initiative of our management and the audit-related activity of PricewaterhouseCoopers LLP.

  •
  Met with our management, internal auditors and PricewaterhouseCoopers LLP, separately and together, with and without management present, to discuss our financial reporting process and internal controls over financial reporting in addition to other matters required to be discussed by Public Company Accounting Oversight Board AU Section 380.

  •
  Reviewed with the independent auditor all services provided during 2011 and found no independence concerns and approved all work in advance of completion consistent with prescribed policy and procedures. In addition, the Audit Committee received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by the

    Public Company Accounting Oversight Board. The Audit Committee further discussed with PricewaterhouseCoopers LLP their independence and acknowledged their independence.

  •
  Considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

  •
  Evaluated the annual inspection report by the Public Company Accounting Oversight Board of PricewaterhouseCoopers LLP, and discussed the report with PricewaterhouseCoopers LLP. The Audit Committee also evaluated a report on PricewaterhouseCoopers LLP's quality controls, and discussed the report with them.

  •
  Monitored compliance with the policies and procedures for the engagement of the independent registered public accounting firm. The Committee engaged the independent registered public accounting firm only for certain services including audit, audit-related and specifically approved tax and other services.

  •
  Monitored compliance with the policy and procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding our accounting, internal controls over financial reporting and auditing matters.

        Based on the Audit Committee's review of the audited financial statements, and representations made by and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Mr. George E. Massaro (Chair) Mr. Robert J. Bertolini Mr. Stephen D. Chubb

        The foregoing report should not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, by any general statement incorporating by reference this Proxy Statement except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under such Acts.

 PROPOSAL THREE
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 29, 2012 and the effectiveness of our internal control over financial reporting as of December 29, 2012. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the fiscal year ended December 31, 2011 and audited our financial statements for the fiscal year ended December 31, 2011 and the effectiveness of our internal control over financial reporting as of December 31, 2011. The Audit Committee proposes that the shareholders ratify this appointment for the fiscal year ending December 29, 2012. We expect that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

        In the event that ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not obtained at the Meeting, the Audit Committee will reconsider its appointment. Even if ratification is obtained, the Audit Committee may decide in the future it is in our interest to no longer retain PricewaterhouseCoopers LLP.

        The affirmative vote of a majority of the votes properly cast at the Meeting is required to ratify the appointment of the independent registered public accounting firm.

Statement of Fees Paid to Independent Registered Public Accounting Firm

        The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2011 and December 25, 2010, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2011	2010
Audit fees(1)	$3,356,941	$3,457,182
Audit-related fees(2)	80,200	893,390
Tax fees(3)	243,390	344,306
All other fees(4)	7,200	6,000

Total(5)	$3,687,731	$4,700,878

(1)
Audit fees consisted of work performed in the integrated audit of our annual consolidated financial statements filed on Form 10-K, audit activity directly related to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly condensed consolidated financial statements filed on Forms 10-Q, and the audits of statutory financial statements of certain foreign subsidiaries. All such services were approved in advance by the Audit Committee.

(2)
Audit-related fees consisted principally of fees for financial due diligence services for potential acquisitions and work performed in the audit of our employee benefit plans. All such services were approved in advance by the Audit Committee.

(3)
Tax fees related to tax compliance, consulting, and tax return preparation. All such services were approved in advance by the Audit Committee.

(4)
All other fees consisted of fees for an accounting research tool. All such services were approved in advance by the Audit Committee.

(5)
None of the non-audit services constitute a prohibited activity for our independent auditor under the Sarbanes-Oxley Act of 2002 or related SEC or NYSE regulations.

Policy and Procedures on Engagement and Retention of the Independent Auditor for Audit, Audit-Related and Non-Audit Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy for pre-approving all audit and permissible non-audit services provided by its independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management submits to the Audit Committee for approval a summary of services expected to be rendered during that year for all such services. Prior to engagement, the Audit Committee pre-approves a budget for each category of services. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget, quarterly and by category of service. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit Committee for pre-approval. The Audit Committee of the Board of Directors has considered whether the provision of the services described above under the captions "tax fees" and "all other fees" is compatible with maintaining PricewaterhouseCoopers LLP's independence. The Audit Committee has concluded that these services do not compromise PricewaterhouseCoopers LLP's independence.

        The Audit Committee recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2012.

 PROPOSAL FOUR—SHAREHOLDER PROPOSAL

        The below resolution is sponsored by People for the Ethical Treatment of Animals, 501 Front Street, Norfolk, Virginia 23510.

Prevent Animal Welfare Problems

        RESOLVED, that the Board issue an annual report to shareholders on the measures it is taking to correct and prevent further U.S. Department of Agriculture (USDA) citations for violations of animal protection laws and regulations, and on the steps it is taking to ensure compliance with basic animal welfare considerations in our Company's use of animals in painful and lethal experiments.

Supporting Statement

        In 2010, Charles River used more than 17,300 animals—including 1,370 dogs, 4,577 guinea pigs, 3,406 rabbits, and 5,546 nonhuman primates. More than 5,230 of these animals were used in painful experiments. These figures do not include the millions of other animals who are most commonly used in experiments and, though not legally required to be counted, suffer as well.

        Our Company has a history of egregious animal welfare violations. Federal inspections of Charles River facilities have resulted in citations and fines and have revealed inadequate veterinary care, failure to provide pain relief to animals, improper handling of animals that led to a monkey being scalded to death, and failure to investigate non-animal alternatives to experiments that cause severe suffering.(1) Our Company was also cited for sanitation issues, unsafe animal housing, failure to allow federal inspectors access to the facilities for animal welfare inspections, improper and dangerous temperature regulation in indoor animal housing facilities, and improper post-surgical care that resulted in additional unnecessary suffering to animals.

(1)
http://acissearch.aphis.usda.gov/LPASearch/faces/LPASearch.jspx

        Our Company's violations of federal animal protections laws and regulations in 2008, 2009, 2010, and 2011 include, among others, the following:

  •
  32 monkeys died as the temperature in their room soared when an improperly operated heating system failed to shut off. Employees also scalded a monkey to death by leaving the primate in a cage that was put through a high-temperature cage washer. Our company was fined $14,000 by the government for these two incidents.

  •
  A dog suffered for more than three weeks and was eventually killed, because gauze was left in his body after surgery.

  •
  Rabbits and pigs with large, deep sores were denied veterinary care.

  •
  Our company neglected to provide treatment for primates so traumatized by living conditions in the laboratory that they showed abnormal behavior. A federal inspector witnessed one monkey in so much psychological distress that he had picked all the hair off his back.

        Animals in laboratories experience pain, fear, and stress. They spend their lives in unnatural settings, caged and deprived of companionship; they are subjected to painful procedures; and they are ultimately killed. They should not also have to suffer from outright abuse and neglect.

        We urge shareholders to vote FOR this socially and ethically important public safety proposal.

Your Company's Response

        At Charles River, we recognize that humane care is not only a moral imperative, but a scientific necessity. We are responsible to both the scientific community and the public for the health and well-being of the animals in our care. We take our stewardship of the animals in our care very seriously and are committed to applying the highest standards of humane care and use to them.

        This proposal is not in your interests for the following reasons:

  1.
  Charles River already has a strong commitment to animal welfare.

  2.
  PETA's statement in support of its proposal is inaccurate and misleading.

  3.
  This proposal:

  •
  would do nothing to advance animal welfare;

  •
  is merely an attempt to advance PETA's agenda of eliminating all medical research involving animals, even in life-saving circumstances or circumstances that benefit animals themselves; and

  •
  would harm Charles River's business.

        First, we have had a strong and long-standing commitment to animal welfare. The humane care and use of research animals is one of our core values. An embodiment of this core value is our Humane Care Initiative—which is designed to raise awareness and provide training to all Charles River employees on the importance of the humane care and treatment of our animals, how appropriate care can affect research and potentially the success of drug development, and how to report concerns and questions regarding the welfare of animals. Information about our entire Humane Care Initiative is available on our website at www.criver.com in the "About Us" section.

        All our research facilities have full-time veterinarians and other animal care staff committed to assuring animal welfare. We have a strong historical record of both compliance with applicable laws and regulations, and utilization of enrichment activities for animals that goes beyond applicable rules.

        Second, PETA's supporting statement is inaccurate and misleading. Our facilities undergo regular, unannounced inspections by the USDA as part of its oversight program to ensure animal research facilities are in compliance with the Animal Welfare Act regulations. Charles River's U.S. animal facilities were inspected 19 times by the USDA in 2010 and 2011, and none of these inspections resulted in a finding of noncompliance. In addition, these same research facilities are accredited by the Association for the Assessment and Accreditation of Laboratory Animal Care International (AAALAC International), a recognized independent accreditation authority overseeing animal care and use programs.

        Furthermore, we strongly disagree with PETA's characterization of the findings it does reference. While failures in well-maintained equipment or procedural errors can occur, they are very rare events. Such events, when they do occur, are investigated, root causes identified, and corrective and preventative actions are developed and implemented in order to minimize the likelihood of reoccurrence of these events in the future.

        Third, PETA's proposal is designed to advance an agenda that is diametrically opposed to the interests of your Company and to the overall good of the public. PETA's goal is the complete and immediate abolition of all medical tests and research involving animals. In the words of PETA's founder and President, "Even if animal tests produced a cure for AIDS, we'd be against it."(2) Charles River does not believe that most shareholders or other members of the public agree with these views. Animal research is required by federal regulation and is ethically appropriate before new medicines are tested on human beings. The result is life-saving new medicines that benefit both humans and animals, and we are proud that this research is an important part of our business model.

        After careful consideration, your Board of Directors recommends a vote AGAINST this proposal.

OTHER MATTERS

Code of Business Conduct and Ethics

        All our employees and officers, including our Chief Executive Officer and Chief Financial Officer, and members of our Board of Directors, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. This Code forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the importance of integrity of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

        Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics. Consistent with the Sarbanes-Oxley Act of 2002, we maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The full text of our Code of Business Conduct and Ethics is available on our website at www.criver.com, under the "Investor Relations—Corporate Governance" caption. We will disclose any future material amendments to the Code of Business Conduct and Ethics and any waivers granted to any director or officer within the period required following the date of such amendment or waiver on our website.

(2)
Vogue Magazine (September 1, 1989).

Shareholder Proposals for 2013 Proxy Statement

        Shareholders who wish to present proposals for inclusion in the Proxy Statement relating to our Annual Meeting of Shareholders to be held in 2013 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible, shareholder proposals must be received by our Corporate Secretary no later than December 1, 2012.

        Under our By-laws, if a shareholder wishes to present a proposal before the 2013 Annual Meeting separately from the Rule 14a-8 process, such shareholder must give written notice to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. The Corporate Secretary must receive such notice not less than 90 days nor more than 120 days prior to May 8, 2013, provided that, if the 2013 Annual Meeting is not held within 30 days before or after May 8, 2013, then such nomination must be delivered to or mailed and received by the Corporate Secretary no later than the later of the close of business on the 70th day prior to May 8, 2013 or the close of business on the 10th day following the date on which public announcement of the date of the meeting is made by us.

Obtaining Additional Information about Us

        The Notice of Meeting, this Proxy Statement, the enclosed proxy and our Annual Report to Shareholders for the year ended December 31, 2011 are being mailed to shareholders on or about March 30, 2012. Our Annual Report to Shareholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (other than exhibits thereto), as filed with the SEC. The Form 10-K provides additional information about us. Exhibits will be provided upon written request and payment of an appropriate processing fee. A copy of our Annual Report on Form 10-K (with exhibits) for the year ended December 31, 2011 can also be found on the SEC website at www.sec.gov.

Certain Matters Relating to Proxy Materials and Annual Reports

        We satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from affected shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Computershare Investor Services., P.O. Box 43078, Providence, RI 02940-3078, telephone 1-877-282-1168, website: http://www.computershare.com/investor. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your broker or bank.

Other Business

        The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By order of the Board of Directors: David P. Johst Corporate Secretary

Wilmington, Massachusetts
March 30, 2012

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

 APPENDIX A

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS(1)
(dollars in thousands, except for per share data)

	Twelve Months Ended
	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008
Net income (loss) attributable to common shareholders	$109,566	$(336,669)	$114,441	$(524,505)
Less: Discontinued operations	5,545	8,012	(1,399)	(3,283)

Net income (loss) from continuing operations	115,111	(328,657)	113,042	(527,788)
Add back:
Amortization related to acquisitions	21,795	24,405	25,717	26,725
Severance related to cost-savings actions	5,462	16,504	16,344	—
Impairment and other items(2)	473	384,896	3,939	706,689
Adjustment of SPC contingent consideration and related items(3)	(721)	2,865	—	—
Operating losses for PCS China, PCS Massachusetts and PCS Arkansas	6,471	13,387	3,988	—
Costs associated with the evaluation of acquisitions	215	8,319	3,246	1,125
Acquisition agreement termination fee	—	30,000	—	—
Gain on settlement of life insurance policy	(7,710)	—	—	—
U.S. pension curtailment	—	—	—	(3,276)
Gain on sale of U.K. real estate	—	—	(839)	—
Writeoff of deferred financing costs related to debt extinguishment	1,450	4,542	—	—
Convertible debt accounting, net(4)	13,978	12,948	11,106	8,432
Deferred tax revaluation	—	—	—	763
Tax benefit from disposition of Phase I clinical business	(11,111)	—	—	—
Massachusetts tax law change	—	—	—	1,897
Reduction of tax benefits—PCS Massachusetts	—	—	719	—
Costs and taxes associated with corporate legal entity restructuring and repatriation	1,637	15,689	(1,084)	(4,045)
Tax effect on amortization, severance, impairment and other charges	(15,710)	(59,274)	(22,228)	(15,970)

Net income, excluding specified charges (Non-GAAP)	$131,340	$125,624	$153,950	$194,552

Weighted average shares outstanding—Basic	50,823,063	62,561,294	65,366,319	67,273,748
Effect of dilutive securities:
2.25% senior convertible debentures	—	—	—	776,387
Stock options and contingently issued restricted stock	495,179	558,229	267,650	1,009,781
Warrants	—	—	1,926	87,420

Weighted average shares outstanding—Diluted	51,318,242	63,119,523	65,635,895	69,147,336

Basic earnings (loss) per share	$2.16	$(5.38)	$1.75	$(7.80)
Diluted earnings (loss) per share	$2.14	$(5.38)	$1.74	$(7.80)
Basic earnings per share, excluding specified charges (Non-GAAP)	$2.58	$2.01	$2.36	$2.89
Diluted earnings per share, excluding specified charges (Non-GAAP)	$2.56	$1.99	$2.35	$2.81

(1)
Solely for purposes of demonstrating executive compensation trends, this Proxy Statement contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude: non-cash goodwill and other asset impairments in the fourth quarter of 2010; amortization of intangible assets and other charges related to our acquisitions; expenses associated with evaluating acquisitions (including costs related to the termination of acquisitions, charges and operating losses attributable to our businesses we plan to close or divest (or have closed or divested) and other related miscellaneous expenses; severance costs

A-1

  associated with our cost-saving actions; fees and taxes associated with corporate subsidiary restructurings and the repatriation of cash into the United States; write-offs of deferred financing costs related to the extinguishment of debt; the additional interest recorded as a result of the adoption in 2009 of an accounting standard related to our convertible debt accounting which increased interest and depreciation expense; gains from the sale of U.K. real estate; the gain on the curtailment of our U.S. defined benefit plan in 2008; a gain recognized upon the settlement of a life insurance policy of a former officer income; from tax settlements related to our discontinued operations; charges in connection with a deferred tax revaluation; deferred financing costs related to our amended credit facilities; taxes associated with the disposition of our Phase I clinical business; and the positive impact of adjustments to contingent consideration payable for earlier acquisitions. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions (and in certain cases, the evaluation of such acquisitions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and the underlying costs associated with such activities do not recur on a regular basis. Non-GAAP results also allow investors to compare the Company's operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this Proxy Statement are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this Proxy Statement to the most directly comparable GAAP financial measures are set forth in this table, and can also be found on our website at ir.criver.com.

(2)
Reported results in 2011 include: (i) asset impairments associated with certain RMS and PCS operations; (ii) gains on the disposition of RMS facilities in Michigan and Europe; (iii) costs associated with exiting a defined benefit plan in RMS Japan; and (iv) costs associated with vacating a corporate leased facility. Reported results in 2010 primarily include goodwill and asset impairments associated with our PCS business segment. Additionally, these amounts were reduced by $4,297 to account for the portion of the asset impairment charge associated with the non-controlling interest in our PCS facility in China. Reported results in 2009 primarily include an asset impairment and costs associated with our planned disposition of our PCS facility in Arkansas, as well as additional miscellaneous expenses. Reported results in 2008 primarily include a goodwill impairment related to our PCS business segment, as well as asset impairments and other charged related to the sale of our Vaccine business in Mexico and closure of our facility in Hungary; the disposition of and accelerated exit from our Worcester, MA facility; severance costs related to cost-saving actions and advisory fees incurred in connection with repatriation of accumulated foreign earnings.

(3)
Reported results include adjustment to contingent consideration, impairments of in-process research and development and a deferred revenue reversal related to Systems Pathology Company, LLC (SPC).

A-2

charles river

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Annual Meeting Proxy Card

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - James C. Foster	☐	☐	02 - Robert J. Bertolini	☐	☐	03 - Stephen D. Chubb	☐	☐
04 - Deborah T. Kochevar	☐	☐	05 - George E. Massaro	☐	☐	06 - George M. Milne, Jr.	☐	☐
07 - C. Richard Reese	☐	☐	08 - Samuel O. Thier	☐	☐	09 - Richard F. Wallman	☐	☐
10 - William H. Waltrip	☐	☐						

C 1234567890 JNT

1 U P X 1 3 5 6 1 6 1

01FUMB

NNNNNNNNN NNNNNNN MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNNNNN C 1234567890 J N T 1 3 5 6 1 6 1 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK C123456789 MMMMMMMMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01FUMB 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . + Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4. Annual Meeting Proxy Card For Against Abstain For Against Abstain 2. Say on Pay - An advisory vote to approve our executive compensation. 4. Shareholder Proposal submitted by PETA to require annual reports by the Board of Directors pertaining to USDA citations and animal welfare considerations. For Against Abstain 3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 29, 2012. 01 - James C. Foster 04 - Deborah T. Kochevar 07 - C. Richard Reese 02 - Robert J. Bertolini 05 - George E. Massaro 08 - Samuel O. Thier 03 - Stephen D. Chubb 06 - George M. Milne, Jr. 09 - Richard F. Wallman 1. Election of Directors: For Withhold For Withhold 10 - William H. Waltrip For Withhold IMPORTANT ANNUAL MEETING INFORMATION

+ + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 251 Ballardvale Street Wilmington, MA 01887 (781) 222-6000 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — MAY 8, 2012 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Shareholders to be held at 8:30 a.m. on Tuesday, May 8, 2012 at Wyndham Boston Andover, 123 River Road, Andover, MA 01810 and hereby appoints James C. Foster, Thomas F. Ackerman and David P. Johst, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2012 Annual Meeting of Shareholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy. This Proxy may be revoked by the person giving it any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence. This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR all director nominees, FOR Proposals 2 and 3 and AGAINST Proposal 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE . Proxy — CHARLES RIVER LABORATORIES INTERNATIONAL, INC. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. C Non-Voting Items

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be Held on May 8, 2012
GENERAL INFORMATION
PROPOSAL ONE ELECTION OF DIRECTORS
NOMINEES FOR DIRECTORS
2011 Director Compensation
PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
BENEFICIAL OWNERSHIP OF SECURITIES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION AND RELATED INFORMATION
2011 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2011 Year-End
2011 Option Exercises and Stock Vested
2011 Pension Benefits
2011 Nonqualified Deferred Compensation
Potential Payments upon Termination or Change in Control
REPORT OF THE AUDIT COMMITTEE
PROPOSAL THREE RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL FOUR—SHAREHOLDER PROPOSAL
OTHER MATTERS
  APPENDIX A